UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 28, 2024

Date of report (Date of earliest event reported)

Surmodics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.05 par value	SRDX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement.

On May 28, 2024, Surmodics, Inc., a Minnesota corporation (the “Company”), entered into a Merger Agreement (the “Merger Agreement”) with BCE Parent, LLC, a Delaware limited liability company (“Parent”), and BCE Merger Sub, Inc., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

The Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will merge (the “Merger”) with and into the Company, with the Company as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company (“Company Common Stock”) then outstanding (other than (1) those shares owned by Merger Sub, Parent, the Company, or any direct or indirect wholly owned subsidiary of Parent or the Company (which will be cancelled without any consideration), (2) any shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of this Agreement and who is entitled to demand and properly demands and perfects such holder’s dissenter’s rights with respect to such Shares (“Dissenting Shares”), and (3) any shares that have been issued as a restricted stock award pursuant to any of the Stock Incentive Plans (as defined in the Merger Agreement) and that remains unvested and subject to forfeiture thereunder (“Restricted Shares”) (which will be treated as described below)) will be converted into the right to receive $43.00 in cash, without interest (the “Merger Consideration”).

Merger Consideration

The Merger Agreement provides that, at the Effective Time, each of the Company’s then outstanding equity awards will be treated as follows: (1) each restricted stock unit or deferred stock unit that has been issued pursuant to any of the Stock Incentive Plans will be cancelled in exchange for an amount in cash equal to the Merger Consideration net of any taxes withheld pursuant to the Merger Agreement; (2) each Restricted Share will be cancelled in exchange for an amount in cash equal to the Merger Consideration, net of any taxes withheld pursuant to the Merger Agreement; and (3) each unexercised option to acquire Company Common Stock will be (i) if the Merger Consideration for such option is equal to or greater than the exercise price per share of Company Common Stock subject to such option, cancelled in exchange for an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such option multiplied by the number of shares of Company Common Stock subject to such option, and (ii) if the Merger Consideration for such option is less than the exercise price per share of Company Common Stock subject to such option, cancelled for no consideration.

Conditions

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of closing conditions set forth in the Merger Agreement, including (1) the approval of the Company’s shareholders, (2) the expiration or termination of any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (3) the absence of a “Company Material Adverse Effect” (as defined in the Merger Agreement) with respect to the Company and (4) other customary closing conditions.

Termination Rights

The Merger Agreement may be terminated with the mutual written consent of Parent and the Company and also contains termination rights for each of Parent and the Company, including, among others, (1) if the Merger has not been consummated by February 28, 2025 (which date may be extended one or more times, for up to nine additional months in total, under specified circumstances), (2) if a final and nonappealable judgment or law makes consummation of the Merger illegal or prevents the consummation of the Merger, (3) if the required approval of the Company’s shareholders is not obtained, or (4) in the case of a material uncured breach by the other party, in each case as further described in, and subject to the terms and conditions of, the Merger Agreement. Parent may terminate the Merger Agreement in certain circumstances generally related to an adverse change in the Company’s board of directors’ recommendation in favor the Merger and, as further described below, the Company may terminate the Merger Agreement to accept a Superior Proposal, as further described in, and subject to the terms and conditions of, the Merger Agreement.

Termination Fees

Upon termination of the Merger Agreement under specified circumstances, generally relating to alternative acquisition proposals or an adverse change in the Company’s board of directors’ recommendation in favor the Merger, the Company would be required to pay Parent a termination fee of $20,380,000. Upon termination of the Merger Agreement under specified circumstances, generally relating to a failure of the Merger to be completed due to certain regulatory impediments, Parent would be required to pay the Company a reverse termination fee of $50,170,000. In certain other circumstances, generally related to a failure by Parent to consummate the Merger when required to do so pursuant to the terms of the Merger Agreement, Parent would be required to pay the Company a reverse termination fee of $47,030,000. The Merger Agreement also contains restrictions on the Company’s ability to seek specific performance of Parent’s obligation to consummate the Merger and generally limits the aggregate liability of Parent for a breach of the Merger Agreement to the amount of the termination fee payable by Parent to the Company.

Other Terms and Conditions

Each of the Company, Parent, and Merger Sub has made customary representations and warranties and covenants in the Merger Agreement, including covenants to use their respective reasonable best efforts to effect the transaction, including securing required regulatory approvals, subject to the terms and conditions in the Merger Agreement. In addition, the Company has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the closing of the Merger.

Alternative Transactions

The Company will be subject to customary restrictions on soliciting or initiating discussions with respect to alternative acquisition proposals and restrictions on its ability to respond to or enter into any agreement with respect to an alternative acquisition proposal, subject to certain limited exceptions to permit the Company to comply with its fiduciary duties. In the event that the board of directors of the Company receives an alternative acquisition proposal that it determines is a Superior Proposal (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, the Company may, subject to compliance with requirements to provide notice to and a period for Parent to match such proposal, payment of the termination fee payable by the Company to Parent described above and other conditions and requirements set forth in the Merger Agreement, terminate the Merger Agreement to accept the applicable Superior Proposal.

Financing

Parent has advised that it intends to finance the Merger and related expenses with a combination of (i) equity financing to be provided by funds affiliated with GTCR LLC (the “GTCR Funds”), which has agreed to capitalize Parent with $287,300,000, subject to the terms and conditions set forth in an equity commitment letter entered into by the GTCR Funds and Parent; and (ii) debt financing to be provided pursuant to a debt commitment letter among GTCR BC Purchaser, Inc., an affiliate of Parent, and Oak Hill Advisors, L.P., Bank of Montreal, BMO Capital Markets Corp., Antares Capital LP, Brinley Partners, LP and Northwestern Mutual Investment Management Company, LLC (collectively, the “Commitment Parties”) pursuant to which the Commitment Parties have agreed to provide Parent and its affiliates at the Closing with $450,000,000 of borrowings under committed borrowing facilities to finance the Merger and refinance certain existing indebtedness, including existing indebtedness of affiliates of the Parent, subject to the terms and conditions set forth in such debt commitment letter.

*   *   *

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included with this filing to provide investors and security holders with information regarding the terms of the Merger. It is not intended to provide any other factual information about the Company or Parent. The representations, warranties, covenants, and agreements contained in the Merger Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of the allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the proposed Merger, on May 27, 2024, the Board adopted a new Executive Transaction Bonus Program (the “Executive Transaction Bonus Program”) and approved awards thereunder (each, an “Individual Transaction Bonus”) of cash bonuses contingent upon a “Change of Control” (as defined therein), such as the Merger, to certain of the Company’s officers, including a $75,000 award to each of the Company’s the principal executive officer, principal financial officer and other named executive officers. Each Individual Transaction Bonus will be governed by the Executive Transaction Bonus Program plan and a Bonus Agreement thereunder and will be subject to the terms and conditions thereof, including a requirement of continued employment through the date of the closing of the Merger. Any Individual Transaction Bonus would be payable no later than the first regularly scheduled payroll payment occurring at least one full week after the closing of the Merger.

The foregoing description of the Executive Transaction Bonus Program does not purport to be complete and is subject, and qualified in its entirety by reference, to the full texts of the Executive Transaction Bonus Program and Form of Bonus Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 27, 2024, the Board adopted an amendment (the “Amendment”) to the Restated Bylaws of the Company, adding a new Article 10, Exclusive Forum, which provides that, unless the Company consents in writing to the selection of an alternative forum, Minnesota state and federal courts will be the exclusive forum for certain specified corporate law-based suits involving the Company.

The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified by, the full text of the Restated Bylaws, as amended, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On May 29, 2024, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Company Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the Merger, including the risks that (a) the Merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the Merger Agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the HSR Act, (d) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied, (e) all or part of Parent’s financing may not become available, and (f) the significant limitations on remedies contained in the Merger Agreement may limit or entirely prevent the Company from specifically enforcing Parent’s obligations under the Merger Agreement or recovering damages for any breach by Parent; (2) the effects that any termination of the Merger Agreement may have on the Company or its business, including the risks that (a) the Company’s stock price may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the Company to pay Parent a termination fee of $20,380,000, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger; (3) the effects that the announcement or pendency of the Merger may have on the Company and its business, including the risks that as a result (a) the Company’s business, operating results or stock price may suffer, (b) the Company’s current plans and operations may be disrupted, (c) the Company’s ability to retain or recruit key employees may be adversely affected, (d) the Company’s business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) the Company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on the Company’s ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the Company and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, as updated or supplemented by subsequent reports that the Company has filed or files with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Parent nor the Company assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It; Participants in the Solicitation

In connection with the proposed Merger, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed Merger. The proxy statement, any other relevant documents, and all other materials filed with the SEC concerning the Company are (or, when filed, will be) available free of charge at http://www.sec.gov, and http://www.surmodics.com under the “Investors” tab. Shareholders should read carefully the proxy statement and any other relevant documents that the Company files with the SEC when they become available before making any voting decision because they will contain important information.

This document does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. The Company, its directors, and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed Merger. Information regarding the names of such persons and their respective interests in the Merger, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2023, filed with the SEC on November 22, 2023, and the definitive proxy statement for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on December 18, 2023. To the extent the Company’s directors and executive officers or their holdings of Company securities have changed from the amounts disclosed in those filings, to the Company’s knowledge, such changes have been reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These documents are (or, when filed, will be) available free of charge at http://www.sec.gov, and http://www.surmodics.com under the “Investors” tab.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Merger Agreement, dated as of May 28, 2024, by and among Surmodics, Inc., BCE Parent, LLC and BCE Merger Sub, Inc.

3.1	Amendment to the Restated Bylaws of Surmodics, Inc.

10.1	Executive Transaction Bonus Program

10.2	Form of Bonus Agreement (included in Exhibit 10.1)

99.1	Joint Press Release, dated May 29, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or similar attachment to Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: May 29, 2024	/s/ Gordon S. Weber
Gordon S. Weber
Senior Vice President of Legal, General Counsel and Secretary

Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

among

BCE PARENT, LLC

(“Parent”)

BCE MERGER SUB, INC.

(“Merger Sub”)

and

SURMODICS, INC.

(the “Company”)

Dated as of May 28, 2024

Merger Agreement	Page i

Merger Agreement	Page ii

Exhibit A:	Definitions
Exhibit B:	Form of Articles of Incorporation of the Surviving Corporation

Merger Agreement	Page iii

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is dated as of May 28, 2024 among BCE Parent, LLC, a Delaware limited liability company (“Parent”), BCE Merger Sub, Inc., a Minnesota corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Surmodics, Inc., a Minnesota corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto. This Agreement is a plan of merger within the meaning of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”).

RECITALS

A. Parent desires to acquire the Company, with such acquisition to be structured as a merger (the “Merger”) pursuant to which (i) Merger Sub would be merged with and into the Company, (ii) the Company would survive the Merger as a wholly owned Subsidiary of Parent, and (iii) each outstanding share of common stock, par value $0.05 per share (collectively, the “Shares”), of the Company would be cancelled and converted into the right to receive cash in the amount of $43.00, without interest (the “Merger Consideration”), in each case subject to the terms and conditions of this Agreement and the applicable provisions of the MBCA.

B. The board of directors of the Company (the “Company Board”) has unanimously (a) declared this Agreement and the Transactions to be advisable and in the best interests of the Company and its shareholders, (b) approved this Agreement in accordance with Section 302A.613, Subd. 1, of the MBCA, and (c) recommended the shareholders of the Company approve this Agreement in accordance with Section 302A.613, Subd. 2, of the MBCA.

C. The boards of directors of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions, and Parent, as the sole shareholder of Merger Sub, has by resolution duly approved this Agreement.

D. Prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company (i) an Equity Commitment Letter between Parent and each of GTCR Strategic Growth Fund I/B LP, GTCR Strategic Growth Fund I/C LP and GTCR Strategic Growth Co-Invest I LP, each a Delaware limited partnership (the “Guarantors”) confirming the Guarantors’ respective commitments to provide Parent with the Equity Financing (the “Equity Commitment Letter”) and (ii) a limited guarantee in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder, duly executed by each Guarantor and the Company and dated as of the date hereof (the “Guarantee”).

Merger Agreement	Page 1

AGREEMENT

The parties hereto agree as follows:

ARTICLE 1

THE MERGER AND THE CLOSING

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in compliance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.2 Merger Closing.

(a) The consummation of the Transactions (the “Closing”) shall take place on the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions that by their nature only can be satisfied on the Closing Date, which shall be required to be so satisfied or waived on the Closing Date) or such other time, place and date as Parent and the Company may mutually agree in writing. The date on which the closing is to occur is referred to as the “Closing Date.”

(b) The Closing shall be effected, to the extent practical and legally permissible, remotely by teleconference or other means of telecommunication following the electronic delivery of documents and instruments to be held in escrow pending authorization to release at the Closing. Subject to the foregoing, the designated location of the Closing shall be offices of Faegre Drinker Biddle & Reath LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 or at such other location that the parties may agree.

(c) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota articles of merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA (if any). The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”).

Section 1.3 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

Merger Agreement	Page 2

ARTICLE 2

EFFECT OF THE MERGER

Section 2.1 Effect of Merger; Organizational Documents; Directors and Officers.

(a) The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.

(b) At the Effective Time, in accordance with Section 302A.611, Subd. 1(d), of the MBCA, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical to the form attached as Exhibit B and, from and after the Effective Time, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter duly amended.

(c) From and after the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation), until thereafter duly amended.

(d) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be.

(e) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

Section 2.2 Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of shares of the capital stock of Merger Sub, each share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.3 Conversion of Company Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of Shares the following shall occur:

(i) Each Share outstanding immediately prior to the Effective Time (other than (A) any Shares to be cancelled pursuant to Section 2.3(a)(ii), (B) any Dissenting Shares, and (C) any Restricted Shares) shall be converted automatically into the right to receive from Parent the Merger Consideration. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate representing any such Shares or of any Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 2.5, without interest and subject to any withholding of Taxes required by applicable Law.

Merger Agreement	Page 3

(ii) Each Share owned by Merger Sub, Parent, the Company or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment shall be made with respect thereto.

Section 2.4 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of this Agreement and who is entitled to demand and properly demands and perfects such holder’s dissenter’s rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled only to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, upon surrender of such Dissenting Shares in accordance with Section 2.5, without interest and subject to any withholding of Taxes required by applicable Law.

(b) The Company shall provide prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in and control and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand (including by providing any estimate of the fair value of any shares), or agree to do any of the foregoing.

(c) If the Surviving Corporation makes any payment with respect to the Dissenting Shares to the holders thereof pursuant to the Dissenters’ Rights, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Exchange Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.

Merger Agreement	Page 4

Section 2.5 Exchange of Certificates.

(a) Paying Agent. The Company’s transfer agent (currently Broadridge Corporate Issuer Solutions, Inc.), its successor or another reputable financial institution jointly selected by Parent and the Company prior to the Effective Time shall act as agent (the “Paying Agent”) for the payment of the aggregate Merger Consideration in accordance with the terms of this Section 2.5. Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Paying Agent at the Closing and prior to, or substantially concurrently with, the Effective Time, the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 2.3 (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested in Permitted Investments by the Paying Agent as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligations under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profits shall accrue to the benefit of holders of the Shares.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.3, (i) a letter of transmittal in customary form for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or uncertificated Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall include customary provisions with respect to the use of an “agent’s message” for Book-Entry Shares being surrendered through the facilities of The Depository Trust Company and which shall also specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent); and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably and customarily be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, net of applicable Taxes withheld pursuant to Section 2.8, and the Certificate or Book-Entry Shares so surrendered shall then be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) formerly representing Shares are registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Payment of

Merger Agreement	Page 5

the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered. Until surrendered in accordance with this Section 2.5, subject to the Dissenters’ Rights, each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of the Shares previously represented by such Certificate or Book-Entry Share pursuant to this Article 2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares at the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter only be entitled to receive from Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

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Section 2.6 Equity-Based Compensation Plans and Awards.

(a) Treatment of Restricted Shares. Each Restricted Share that is outstanding immediately prior to the Effective Time shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump-sum cash payment, without interest, equal to the Merger Consideration, net of any Taxes withheld pursuant to Section 2.8. Following the Effective Time, no Restricted Share that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Restricted Share shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.6(a) in exchange for such Restricted Share in accordance with this Section 2.6(a). The consideration payable under this Section 2.6(a) to each former holder of a Restricted Share that was outstanding immediately prior to the Effective Time shall be paid by the Surviving Corporation (failing which, Parent) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 2.8.

(b) Treatment of RSUs. Each RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump-sum cash payment, without interest, equal to the Merger Consideration, net of any Taxes withheld pursuant to Section 2.8. Following the Effective Time, no RSU that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such RSU shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.6(b) in exchange for such RSU in accordance with this Section 2.6(b). The consideration payable under this Section 2.6(b) to each former holder of a RSU that was outstanding immediately prior to the Effective Time shall be paid by the Surviving Corporation (failing which, Parent) (through its payroll, if applicable) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 2.8.

(c) Treatment of Options. With respect to each Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, (A) if the exercise price of such Option is equal to or greater than the Merger Consideration, such Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (B) if the exercise price of such Option is less than the Merger Consideration, such Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 2.6(c), a lump-sum cash payment, without interest, in the amount of the aggregate Option Consideration with respect to such Option, as applicable. Following the Effective Time, no Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of an Option shall cease to have any rights with respect thereto, except to receive the consideration (if any) set forth in this Section 2.6(c) in exchange for such Option, as applicable, in accordance with this Section 2.6(c). The consideration (if any) payable under this Section 2.6(c) to each former holder of an Option that was outstanding immediately prior to the Effective Time shall be paid by the Surviving Corporation (failing which, Parent) through its payroll, if applicable, to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 2.8.

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(d) Treatment of Company ESPP. The Company shall take all actions necessary pursuant to the Company’s 1999 Employee Stock Purchase Plan (the “ESPP”) to provide that (i) no new offering periods under the ESPP, other than the offering period in effect under the ESPP on the date of this Agreement, shall be authorized, continued or commenced following the date of this Agreement, (ii) there will be no increase in the amount of payroll deduction elections permitted to be made by the participants under the ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect or duly pending as of the date of this Agreement, (iii) no individuals shall commence participation in the ESPP following the date of this Agreement, (iv) the ESPP shall terminate effective as of the earlier of (A) the end of the current offering period and (B) the fifth trading day immediately prior to the anticipated Closing Date (the “ESPP Cut-Off Date”), and (v) the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase Company ESPP Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to this Section 2.6(d)), be refunded to such participant as promptly as practicable following the ESPP Cut-Off Date (without interest). The accumulated contributions of the participants in the current offering period shall be used to purchase Shares as of no later than the ESPP Cut-Off Date, and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. Unless earlier terminated, automatically by virtue of the Merger and without further action, the ESPP shall automatically terminate by virtue of the Merger as of immediately prior to (and contingent upon the occurrence of) the Effective Time.

(e) Plan Matters. The Company and the Company Board (and any committee thereof) are permitted to take such action as may be necessary or desirable to give effect to this Section 2.6. Each of the Company’s 2009 Equity Incentive Plan and 2019 Equity Incentive Plan shall hereby be terminated as of the Effective Time, automatically and without the necessity of any further action.

Section 2.7 Adjustments to Prevent Dilution. If the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

Section 2.8 Withholding Rights. Parent, Merger Sub, the Paying Agent, the Company and its Subsidiaries shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as Parent, Merger Sub, the Paying Agent, the Company or its Subsidiary is required to deduct and withhold with respect to the making of such payment under the applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Paying Agent or the Company, such amount shall be (i) paid over to the appropriate Tax Authority; and (ii) treated for all purposes of this Agreement as having been paid to the former holder of the Company Security in respect of which such deduction and withholding was made by Parent, Merger Sub, the Paying Agent or the Company.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any report filed by the Company with the SEC from October 1, 2022 and at least two Business Days prior to the date of this Agreement (including the exhibits and schedules thereto but other than (i) any information that is contained in the “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk,” except in each case to the extent such information consists of factual historical or current statements; and (ii) any information in any other sections of such reports that are forward-looking statements, or other statements that are similarly predictive or forward-looking in nature), or (b) set forth on the confidential disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the MBCA. Each Subsidiary of the Company is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization. The Company and each of its Subsidiaries (i) has all requisite corporate or limited liability company power and authority necessary to enable it to own, operate and lease its properties and assets and to carry on its business as now conducted, (ii) possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities (including pursuant to FDA or Healthcare Laws) to be obtained, in each case necessary for the lawful conduct of its business as now conducted (collectively, “Permits”), and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation, limited liability company or other legal entity, as applicable, authorized to do business in each jurisdiction where such qualification or licensing is necessary, except in each case as has not had a Company Material Adverse Effect.

(b) The Company’s Articles of Incorporation and Bylaws that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. All such Company Charter Documents are in full force and effect, and the Company is not in violation in any material respect of any of the provisions thereof.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 50,000,000 shares, of which 45,000,000 have been designated as Shares, 450,000 have been designated as Series A Preferred Stock, $0.05 par value per share, and 4,550,000 are undesignated. As of May 24, 2024 (the “Reference Date”), (i) 14,261,434 Shares were

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outstanding (including 195,900 Restricted Shares), and (ii) no shares of Series A Preferred Stock were outstanding. All outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the MBCA and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound.

(b) As of the close of business on the Reference Date, 1,576,056 Shares were reserved for issuance upon exercise of outstanding Options, 121,670 Shares were reserved for issuance upon exercise of outstanding RSUs, 473,582 Shares were reserved for future awards under the Stock Incentive Plans, 62,282 Shares were reserved for future issuance under the ESPP, and a further 15,552 Shares are estimated to be subject to outstanding purchase rights under the ESPP (assuming that the closing price per Share as reported on the purchase date for the current offering period was equal to $35.15 and employee contributions continue until such purchase date at the levels in place as of the Reference Date). Since the close of business on the Reference Date, except for any issuances that may be made after the date hereof in accordance with Section 5.1, there have been no new issuances of Options or Restricted Shares.

(c)

(i) Section 3.2(c)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all outstanding Options, RSUs and Restricted Shares as of the close of business on the Reference Date, indicating for each: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested shares subject thereto, (iv) the vesting, exercisability or settlement schedules (as applicable), (v) for each Option, the type of Option, expiration date and exercise price, (vi) the Stock Incentive Plan under which the applicable Option, RSU or Restricted Shares were granted and (vii) for the ESPP the maximum number of Shares issuable at the end of the current offering period, subject to the assumptions set forth in Section 3.2(b).

(ii) The Company has made available to Parent complete and accurate copies of all (x) Stock Incentive Plans; (y) forms of agreements evidencing Options or RSUs; and (z) forms of agreements governing Restricted Shares.

(d) All Options, RSUs and Restricted Shares (i) have been validly and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof, or a duly authorized executive officer of the Company to whom such authority has been delegated) and granted in compliance with all applicable Laws and the terms of the applicable Stock Incentive Plans and (ii) are recorded on the consolidated financial statements of the Company in accordance with generally accepted accounting principles.

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(e) Except as set forth in this Section 3.2 or the corresponding sections of the Company Disclosure Letter:

(i) As of the date hereof there are no issued, reserved for issuance, outstanding or authorized (A) shares of capital stock of or other voting securities of or ownership interests in the Company; (B) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for, or measured by reference to shares of capital stock or other voting securities of or ownership interests in the Company; (C) warrants, calls, options, preemptive or other rights to acquire from the Company, or other obligation of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for, or measured by reference to, capital stock or other voting securities or ownership interests in the Company; or (D) restricted shares, equity or equity-based compensation awards, stock options, stock appreciation rights, performance units, contingent value rights, “phantom” stock, profit participation or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of or ownership interests in the Company (the items in clauses (A) through (D) being referred to collectively as the “Company Securities”);

(ii) As of the date hereof there are no outstanding contractual obligations or commitments of the Company or any of its Subsidiaries relating to any Company Securities, including any agreement requiring the registration for sale of any Company Securities, any subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Securities, or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Securities.

(iii) The Company is not a party to any voting agreement with respect to the voting of any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no voting trusts or other Contracts with respect to the voting of any Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to the Company Securities.

Section 3.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the Required Company Shareholder Vote, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. No further corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for the approval of this Agreement by the holders of a majority of the outstanding Shares (the “Required Company Shareholder Vote”).

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This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of, contravene or conflict with the Company Charter Documents or any articles of incorporation or bylaws (or equivalent document) of any of the Company’s Subsidiaries; (ii) conflict with, result in a modification, violation, or breach of, increased liability under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination, amendment, cancelation or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries or require any consent, notice or approval under any of the terms, conditions or provisions of any Company Material Contract; or (iii) subject to receipt of the Required Company Shareholder Vote and obtaining or making the Consents referred to in Section 3.3(c), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, Healthcare Law, act, ordinance, rule, regulation or order of any Governmental Authority (“Law”) binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii) as would not reasonably be expected to (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions or (B) otherwise have a Company Material Adverse Effect.

(c) No Consent with or of any United States federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental, quasi-governmental, administrative, self-regulatory or regulatory authority, court, body or instrumentality outside of the United States, including any political subdivision thereof or any public or private arbitrator or arbitral body (each, a “Governmental Authority”) is necessary to be obtained or made by the Company or any of its Subsidiaries in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of a proxy statement in definitive form relating to the Company

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Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and compliance with other applicable requirements of the Exchange Act; (iii) such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of Nasdaq; (v) such Consents as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (vi) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vii) the other Consents with or of Governmental Authorities set forth in Section 3.3(c) of the Company Disclosure Letter; and (viii) such other Consents which if not obtained or made would not reasonably be expected to (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions or (B) otherwise have a Company Material Adverse Effect.

(d) The Company Board has duly and unanimously adopted and, prior to the execution of this Agreement has not subsequently rescinded or modified in any way, resolutions (i) declaring that this Agreement and the Transactions are fair, advisable and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement in accordance with Section 302A.613, Subd. 1, of the MBCA; (iii) directing that the approval of this Agreement be submitted to a vote, as promptly as practicable, of the shareholders of the Company, and (iv) recommending that the Company’s shareholders approve this Agreement in accordance with Section 302A.613, Subd. 2, of the MBCA (such recommendation, the “Board Recommendation” and such actions by the Company Board in this Section 3.3(d), collectively, the “Board Actions”).

(e) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, the Company has taken all action, if any, reasonably necessary to exempt the Merger from, or otherwise render inapplicable to this Agreement, the Merger and the Transactions pursuant to the following: (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA; (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA; (iii) the “fair price requirement” set forth in Section 302A.675 of the MBCA; (iv) Chapter 80B of the Minnesota Statutes; (v) other similar anti-takeover statute or regulation in Minnesota; (vi) any anti-takeover provision in the Company Charter Documents, or (vii) to the Knowledge of the Company, any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws that would reasonably be expected to be applicable to the Merger or the other Transactions, nor will any such Laws restrict, impair or delay the ability of Parent or Merger Sub after the Closing to vote or otherwise exercise all rights as a shareholder of the Company.

Section 3.4 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 3.4 of the Company Disclosure Letter. Each of the Company’s Subsidiaries is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). All of the outstanding capital stock or other voting securities of, or ownership interests in, each of the

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Company’s Subsidiaries, has been duly authorized, validly issued, fully paid and non-assessable, as applicable. No Person, other than the Company and its Subsidiaries, owns any equity interest in any Subsidiary of the Company, including any interest of the types described in the definition of “Company Securities” in Section 3.2(e) (substituting “Subsidiary of the Company” for each reference to “the Company” in such definition) (such interests, the “Company Subsidiary Securities”). There are no contractual obligations or commitments of the Company or any of its Subsidiaries relating to any Company Subsidiary Securities, including any agreement requiring the registration for sale of any Company Subsidiary Securities, any subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Company Subsidiary Securities, or requiring the Company or any of its Subsidiaries (or any outstanding obligations of the Company or any of its Subsidiaries) to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for (i) such Subsidiaries, (ii) any marketable securities held either as part of routine treasury management or in connection with an Employee Benefit Plan, or (iii) securities that have no carrying value in the Financial Statements and which do not impose any capital call obligation on the Company or any Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any other Person and is not obligated to make any material future investment in or capital contribution to any third party. The Company has made available to Parent complete and correct copies of the articles of incorporation or bylaws (or equivalent document) of each of the Company’s Subsidiaries, including all amendments thereto, as in effect on the date of this Agreement. All such organizational and governing documents are in full force and effect, and none of the Company’s Subsidiaries is in violation in any material respect of any of the provisions thereof.

Section 3.5 SEC Reports and Financial Statements.

(a) Since October 1, 2021, the Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents, as they have been supplemented, modified or amended since the date of filing, are referred to herein as the “Company SEC Reports.” As of their respective dates, and giving effect to any supplements, modifications or amendments thereto, (i) the Company SEC Reports complied, or if filed or furnished after the date hereof, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules thereunder; and (ii) none of such Company SEC Reports contained, or if filed or furnished after the date hereof, will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The balance sheets, and the related statements of operations, stockholders’ equity, and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports (collectively, the “Company Financial Statements”) complied, or if filed or furnished after the date hereof, will

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comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the financial position and the results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which would reasonably be expected to be material, individually or in the aggregate). Except as disclosed or reflected in the Company Financial Statements as of and for the periods ended December 31, 2023 and March 31, 2024, the Company and its Subsidiaries do not have any liabilities or obligations of any kind (whether absolute, contingent, absolute, fixed, accrued, determined, determinable or otherwise) required to be recorded, accrued or reflected on a balance sheet in accordance with GAAP, other than (i) liabilities or obligations incurred in the Ordinary Course of Business since March 31, 2024 (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Law); (ii) liabilities or obligations that have not had a Company Material Adverse Effect; or (iii) liabilities or obligations incurred in connection with the Transactions.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the intended results, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Reports.

(d) The Company and, to the Knowledge of the Company, each of its executive officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by (or if filed after the date hereof, will be accompanied by) the certifications, if any, required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied (or if filed after the date hereof, will comply) in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

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(e) The Company maintains a system of disclosure controls and procedures and internal control over financial reporting designed in material compliance with Rules 13a-15 and 15d-15 promulgated under the Exchange Act, and such system is sufficient to provide reasonable assurance that (x) information required to be disclosed by the Company and its Subsidiaries in its filings with the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (y) the Company’s financial reporting and preparation of financial statements is in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s auditors has been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in Internal Controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, in each case that has not been resolved.

(f) Since October 1, 2021, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(g) The Company has made available (including via the EDGAR system, as applicable) to Parent all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, in the prior two years. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(h) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions.

Section 3.6 Absence of Material Adverse Changes, etc. Since March 31, 2024 until the date of this Agreement, there has not been or occurred any event, change, occurrence or development of a state of facts that has had a Company Material Adverse Effect. From March 31, 2024, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business; and (b) there has not been any action or event that would have constituted a material breach of Section 5.1 had such action or event occurred after the date of this Agreement without the consent of Parent (other than actions or events of the kind set forth in Section 5.1(b)(ii), Section 5.1(b)(vii), Section 5.1(b)(ix) and Section 5.1(b)(xx) that have been taken or occurred in the Ordinary Course of Business).

Section 3.7 Litigation. There are no, and for the past three years, there have been no, (a) Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (solely in such

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individual’s capacity as such) or any property or asset of the Company or its Subsidiaries; or (b) Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of its Subsidiaries, in each case that has had a Company Material Adverse Effect or would reasonably be expected to prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions.

Section 3.8 Disclosure Documents. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Merger (the “Company Disclosure Documents”), including the Proxy Statement, and any amendments or supplements thereto, when first filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.9 Broker’s or Finder’s Fees. Except for Jefferies LLC, no agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions. The Company has made available to Parent a true and complete copy (subject to any redactions shown therein) of all agreements between the Company and Jefferies LLC pursuant to which Jefferies LLC would be entitled to any payment in connection with the Transactions.

Section 3.10 Employee Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, and each plan, program, contract, policy, agreement or arrangement (including any employment agreement) providing for equity or equity-based, incentive, bonus, deferred compensation, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, contract, policy, agreement or arrangement, in each case that is maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate); provided that base wages or salary are not “Employee Benefit Plans.”

(b) (i) Except for any non-compliance or failure that has not had a Company Material Adverse Effect, each Employee Benefit Plan has been established, maintained, funded, operated and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) no event has occurred that would reasonably be expected to subject the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA,

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the Code or any other applicable Law; (iii) no Actions or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan; and (iv) all material contributions, reimbursements, and premium and benefit payments with respect to each Employee Benefit Plan that are due have been made or paid, and all material contributions, distributions, reimbursements, and premium and benefit payments not yet due have been made, paid or properly accrued.

(c) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter from the IRS to the effect that such Employee Benefit Plan is qualified, or is maintained on a pre-approved plan document for which the pre-approved plans sponsor has received a current opinion letter from the IRS, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(d) No Employee Benefit Plan is, and none of the Company or any of its Subsidiaries currently or within the last six years has sponsored, maintained, contributed to, had any obligation to contribute to, or otherwise had any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan that is or was ever subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA); (iii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) None of the Employee Benefit Plans promises or provides, and the Company and its Subsidiaries have no current or potential obligation to provide for, retiree, post-employment, or post-service medical or other welfare benefits to any Person, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or other similar applicable state Law.

(f) Without limiting the generality of the foregoing, with respect to each Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Non-U.S. Plan intended to meet the requirements for favorable Tax treatment meets such requirements, and (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iv) there are no material unfunded or underfunded liabilities with respect to any Non-U.S. Plan, nor are any reasonably expected.

(g) Except as otherwise provided in this Agreement or pursuant to an Employee Benefit Plan disclosed in Section 3.10(a) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event, including, but not limited to, a termination of employment) could: (i) entitle any current or former employee, officer, director or other individual service provider of

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the Company or any of its Subsidiaries to any payment of compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of, compensation or benefits due or payable to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries, or (iii) result in any payments or benefits that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(h) Neither the Company nor any Subsidiary has any current or contingent obligation under any contract, agreement, plan or arrangement to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 409A or Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law).

(i) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.

Section 3.11 Taxes.

(a) Except as would not have a Company Material Adverse Effect, (i) all Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, in accordance with applicable Law, and all such Tax Returns are true, correct and complete; (ii) the Company and each of its Subsidiaries has paid in full on a timely basis all Taxes required to be paid by it (whether or not shown to be due on any Tax Returns) or has established in accordance with GAAP an adequate accrual therefor in the Company Financial Statements; and (iii) there are no Liens (other than Permitted Liens) on any of the assets or properties of the Company or any of its Subsidiaries with respect to Taxes.

(b) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that would not have a Company Material Adverse Effect.

(c) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Company Financial Statements, except for such deficiencies that would not have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has (i) been included in any “consolidated,” “affiliated,” “unitary” or “combined” group provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period (other than a group of which the Company or one of its Subsidiaries was the common parent); or (ii) incurred any liability for the payment of any Taxes for or to any other Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

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(e) Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) During the past two years, neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax Sharing Agreement, other than customary Tax indemnification or allocation provisions in Contracts not relating primarily to Taxes, pursuant to which it will have any obligation to make any payments in respect of Taxes after the Effective Time.

(h) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. Other than as a result of extending the due date for filing a Tax Return, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation for any claim for or collection of Taxes of the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries (A) are, or have been, subject to Tax in a country other than the country in which it is organized or (B) currently have, or have had, a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(j) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (B) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (C) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) (or any comparable Laws of any state, local or foreign jurisdiction).

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Section 3.12 Environmental Matters.

(a) Each of the Company and its Subsidiaries is and for the past five years has been in compliance with all applicable Environmental Laws in all material respects, which compliance includes obtaining, maintaining and complying with all Permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the ownership or operation of the Company’s business, except in each case for any non-compliance that has not had a Company Material Adverse Effect.

(b) There are no pending or, to the Knowledge of the Company, threatened, Actions, demands, claims, investigations, proceedings, information requests, or notices against the Company or any of its Subsidiaries or any property currently, or to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries alleging non-compliance with or liability under any Environmental Law that, if decided adversely to the Company, will have or would reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries (and any other Person to the extent giving rise to liability for the Company or its Subsidiaries) have not treated, stored, released, used, transported, arranged for disposal or disposed of, or exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substances in a manner or under conditions that would reasonably be expected to give rise to any liability under any Environmental Laws that has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have provided to Parent copies of all material environmental assessments, audits and reports in their possession or reasonable control.

Section 3.13 Compliance with Laws.

(a) Except as has not had a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since October 1, 2021, has been, in compliance with all Laws applicable to the Company or any of its Subsidiaries or by which any of them or their respective businesses or properties is bound. Since October 1, 2021, no Governmental Authority has issued any notice or written notification (i) of any administrative, civil or criminal investigation or audit by a Governmental Authority relating to the Company or any of its Subsidiaries’ alleged non-compliance with Laws or (ii) stating that the Company or any of its Subsidiaries is not in compliance with any Law, in each case, except where any such non-compliance has not had a Company Material Adverse Effect.

(b) Except as has not had a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Permits necessary for the ownership and operation of their businesses as currently conducted, and each such Permit is in full force and effect; (ii) the Company and its Subsidiaries are, and for the past three years have been, in compliance with the terms of all Permits necessary for the ownership and operation of their businesses; and (iii) for the past three years neither the Company nor any of its Subsidiaries, to the Knowledge of the Company, has received notice from any Governmental Authority alleging any conflict with or breach of any such Permit, the substance of which has not been resolved. There are no pending or, to the Knowledge of the Company, threatened revocation, withdrawal, suspension, cancellation, termination or modification (excluding ordinary course renewals) of any Permit.

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Section 3.14 FCPA and Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Company’s Knowledge, any employee, agent, or representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly engaged in any activity or taken any action in material violation of the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act, any applicable Law enacted in connection with, or arising under, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and any other applicable Law that relates to bribery or corruption (collectively, “Anti-Bribery Laws”).

(b) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Company’s Knowledge, any employee, agent, or representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or any of its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person in material violation of Sanctions or otherwise materially violated applicable Sanctions, or (iii) has committed a material violation of any applicable Ex-Im Law.

(c) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, have in the last five years been the subject of any material allegations, Actions, or Judgments, or made any material voluntary disclosures to any Governmental Authority, involving a material violation by the Company of applicable Anti-Bribery Laws, Sanctions, or Ex-Im Laws.

Section 3.15 Healthcare Regulations.

(a) Since October 1, 2021, the Company and its Subsidiaries have held in full force and effect and continue to hold, and have been and are operating in compliance in all material respects with, all material Permits of the U.S. Food and Drug Administration (the “FDA”), International Organization for Standardization and Healthcare Laws required for the conduct of their respective businesses as then conducted.

(b) Since October 1, 2021, the Company and its Subsidiaries have operated and are currently in compliance in all material respects with applicable Laws administered or enforced by the FDA and all other applicable Healthcare Laws. Since October 1, 2021, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company or any of its Subsidiaries to any Governmental Authority, including the FDA, in violation in any material respect of any applicable Law. Except as would not be material, each Company

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and Subsidiary Product is being and since October 1, 2021 has been, developed, manufactured, imported, exported, processed, labeled, packaged, assembled stored, distributed, and marketed in compliance with all applicable Healthcare Laws, ISO standards, and FDA Laws relating to investigational use, marketing approval, and quality compliance set forth in 21 C.F.R. Part 800, et. seq., as applicable, and all applicable provisions of any similar state or non-U.S. requirements.

(c) Since October 1, 2021, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Governmental Authority or Person alleging that any operation or activity of the Company or any of its Subsidiaries is in violation of or non-compliance with any applicable Law (including Healthcare Laws) in any material respect, nor received any “warning letters,” “untitled letters,” or similar communications from the FDA. There are no significant deviations, notes to file, or other quality or manufacturing deficiencies that may reasonably be expected to materially and adversely impact the quality, saleability or marketability of any Product manufactured or sold by the Company or its Subsidiaries. Since October 1, 2021, there have been no material recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested in writing by a Governmental Authority relating to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension or termination of manufacturing, testing, or marketing of any Product; or (ii) a change in the labeling of any Product suggesting a compliance issue or risk, in either case. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no customer has a pending complaint or notified the Company or any of its Subsidiaries of quality compliance or non-conformance related to any Product and no customer has any current or threatened claim or cause of action against the Company to indemnify the customer for losses related to product manufacturing quality or the recall of products produced, manufactured, distributed or supplied by the Company or its Subsidiaries.

(d) The clinical, pre-clinical and other studies and tests conducted by, or on behalf of or sponsored by the Company or any of its Subsidiaries, since October 1, 2021, were and, if still pending, are being conducted in all material respects in accordance with applicable Healthcare Laws. Since October 1, 2021, no investigational device exemption filed by or on behalf of the Company or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and the FDA has not commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.

(e) Since October 1, 2021, neither the Company nor any of its respective officers, directors, employees or Person acting on behalf of the Company or its Subsidiaries has been (i) excluded, debarred or suspended, or threatened in writing with exclusion, debarment or suspension under the FDA debarment authority under 21 U.S.C. § 335a or any Healthcare Law, (ii) convicted of any crime or engaged in any conduct for

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which debarment is mandated or authorized by 21 U.S.C. § 335a or 42 U.S.C. § 1320a–7, (iii) convicted of or pled nolo contendere to sufficient facts regarding any violation of a Healthcare Law, (iv) have entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or similar agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Healthcare Law, (v) received any subpoena or civil investigative demand from any Governmental Authority related to compliance with FDA or Healthcare Laws, or (vi) to the Knowledge of the Company, have made, or are in the process of making, or are considering making a voluntary self-disclosure as may be required or permitted under any Healthcare Law.

(f) The Company and its Subsidiaries maintain, and have at all times since October 1, 2021 maintained, a compliance program having the material elements of an effective corporate compliance and ethics program. There are no material concerns related to compliance with Healthcare Laws, including compliance complaints or reports outstanding, ongoing internal compliance investigations or compliance corrective actions outstanding. All marketing activities (including all compensation and expenditures related thereto) and Product Promotional Materials are and have been in material compliance with applicable Healthcare Laws.

(g) Since October 1, 2021, neither the Company nor its Subsidiaries have knowingly and willfully, offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind, in violation of any Healthcare Law. All contracts and arrangements with third parties for which products or services are reimbursable, directly or indirectly, under any federal reimbursement program, e.g., Medicare and Medicaid, are in material compliance with all Healthcare Laws.

(h) No clinical provider, employee, or contractor engaged by the Company or Subsidiaries has or currently receives any compensation, in whole or in part, that varies with the volume or value of referrals. The Company and its Subsidiaries have been and are in material compliance with reporting and disclosure obligations related to financial relationships with covered recipients including the Open Payments Program, the Physician Payment Sunshine Act, Healthcare Laws, and analogous state equivalents. To the extent applicable, all licensed professionals who are required to hold a license, approval, permit, or accreditation to perform licensed services on behalf of the Company or Subsidiaries have been and are in compliance with such requirements, and all such licenses, approvals, permits, and accreditations, and to the Knowledge of the Company, are in full force and effect and not subject to any suspension, revocation or cancellation.

(i) Neither the Company nor any Subsidiary is or has ever been subject to the HIPAA as a “business associate” or “covered entity,” as defined in regulations promulgated thereunder.

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Section 3.16 Intellectual Property. Except as has not had a Company Material Adverse Effect:

(a) The Company or one of its Subsidiaries owns, or the Company and its Subsidiaries license, sublicense or otherwise possesses valid and sufficient rights to all Intellectual Property necessary for or used to conduct the business of the Company and its Subsidiaries, as currently conducted (including as of the date hereof) (together with the Owned Intellectual Property, the “Company Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means any and all intellectual and industrial property and proprietary rights, including (i) patents, patent applications, trademarks, service marks, trade names, trade styles, and other indicia of source, together with the goodwill associated with any of the foregoing, copyrights, works of authorship, and copyrighted works (including website content and advertising materials), Internet domain names, social media handles and accounts, and designs and trade secrets; (ii) applications for and registrations of the foregoing (including divisionals, extensions, provisional, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals), domain names and designs; and (iii) trade secrets, inventions (whether patentable or not), discoveries, utility models, processes, formulae, algorithms, methods, confidential information, schematics, technology, know-how, computer software programs and applications, code, data, databases, systems and documentation (clause (iii), “Trade Secrets”).

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Registered Intellectual Property, including the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed. The Company exclusively owns, free and clear of any and all Liens (other than Permitted Liens), all of the Company Registered Intellectual Property and other Owned Intellectual Property. For purposes of this Agreement, the term “Company Registered Intellectual Property” means all applications for and registrations for any patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, domain names, and copyrights that are currently active as of the date of this Agreement, in each case owned by the Company or any of its Subsidiaries. All of the Owned Intellectual Property is valid, subsisting and enforceable and is not subject to any challenge, opposition, nullity proceeding or outstanding Judgment adversely affecting the validity or enforceability of, or the Company and its Subsidiaries’ exclusive ownership or use of, or rights in or to, any such Intellectual Property (other than validity and enforceability challenges raised by intellectual property examiners as part of the ex parte examination of intellectual property applications).

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, impair or modify (i) any license or sublicense agreement or any other Contract as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries grants rights to or otherwise authorizes a third party to use any Intellectual Property owned by the Company or any of its Subsidiaries (“Out-licensed Intellectual Property

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Contract”); or (ii) any license or sublicense agreement or any other Contract as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is granted rights to or otherwise authorized to use any third-party Intellectual Property (“In-licensed Intellectual Property Contract”); or (iii) any right of the Company or any of its Subsidiaries to develop, use, sell, or dispose of, or to bring any action for the infringement of, any Company Intellectual Property, except in each case as would not reasonably be expected to (A) materially and adversely affect the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions; or (B) otherwise have a Company Material Adverse Effect.

(d) The conduct of the Company’s and its Subsidiaries’ businesses as conducted on the date hereof does not materially infringe, violate or constitute a misappropriation of any Intellectual Property of any third party and has not, in the prior six years, infringed, violated, or constituted a misappropriation of any Intellectual Property of any third party. There is not pending any Action, and within the prior six years, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (including by way of a cease and desist letter or an unsolicited offer for a license in lieu of bringing a claim of infringement) (i) alleging any such infringement, violation or misappropriation; or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property (other than validity and enforceability challenges raised by intellectual property examiners in connection with the ex parte examination of intellectual property applications that are disclosed on Section 3.16(b) of the Company Disclosure Letter).

(e) To the Company’s Knowledge, no third party is (or has in the past three years been) infringing, violating or misappropriating any of the Owned Intellectual Property in any material respect. Within the prior three years, neither the Company nor any of its Subsidiaries has sent any written claim or notice to any Person (including by way of a cease and desist letter or an unsolicited offer for a license in lieu of bringing a claim of infringement) alleging any such infringement, violation or misappropriation.

(f) No Governmental Authority, university, college, research institute or other Person (other than the Company or its Subsidiaries) owns, or has any claim or right to any ownership interest or right to license, any material Owned Intellectual Property. Each Person who has materially participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property for, on behalf of, or under the direction or supervision of the Company or any of its Subsidiaries, has executed a valid and enforceable agreement pursuant to which such Person has (i) agreed to not disclose and to hold in confidence all confidential information of the Company and its Subsidiaries and (ii) assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to such Intellectual Property (except where exclusive ownership of such Intellectual Property vested automatically in the Company, whether by operation of applicable Laws or otherwise). No such Person has performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s

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or its Subsidiaries’ business as conducted during the period of time during which such Person was also performing services for the Company or its Subsidiaries. No Trade Secrets included in the Owned Intellectual Property have been accessed or disclosed (or authorized to be access or disclosed) by or to any Person, other than pursuant to a written confidentiality and non-disclosure agreement. To the Company’s Knowledge, no Person is in material breach of any agreement referenced in this Section 3.16(f).

(g) Neither the Company nor any of its Subsidiaries have licensed any Owned Intellectual Property in a manner which allows a Person accused of infringement of any Owned Intellectual Property to invoke a defense of patent misuse. With respect to each application for a patent constituting Owned Intellectual Property (a “Company Owned Patent”), (i) there is no prior art that would prevent (or would have prevented) a patent from issuing or that might render such patent invalid or unenforceable, (ii) such application has been diligently prosecuted in a timely manner, and (iii) such patent application was filed in the name of the proper inventor(s), each inventor shown on such patent application has assigned to the Company all of such inventor’s right, title and interest in and to the patent application, patents issuing therefrom and the invention(s) claimed thereby, and each such inventor was properly compensated for such assignment, if required by the Laws of the jurisdiction in which such patent application was filed. The applications for all Company Owned Patents were duly and properly filed with the United States Patent and Trademark Office or foreign or international patent authority; none of the Company, any of its Subsidiaries, or any prior owner of any of the Company Owned Patents has engaged in any conduct, or omitted to perform any act, the result of which would invalidate any of such patents or render any of them unenforceable, including by (i) making any public disclosure, sale or offer for sale, prior to filing the application for any such patent, (ii) making intentional misrepresentations or misstatements of information, or intentionally failing to disclose information, during the prosecution of the application for any such patent, (iii) failing to disclose prior art in connection with the prosecution of any such patent, or (iv) failing to work or use patents in jurisdictions requiring patents to be worked or used.

Section 3.17 Technology and Privacy. Except as has not had a Company Material Adverse Effect:

(a) In the last three years there has been no failure or breakdown of, or unauthorized access to or unauthorized use of, any core information technology systems of the Company or any of its Subsidiaries or any other Company System, in each case, that has resulted in a material disruption or material interruption in the operation of the business of the Company or any of its Subsidiaries that has not been substantially repaired or remedied. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures. The Company Systems are (i) sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted in all material respects and (ii) free from any unauthorized “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm”, or any other malicious or similar code.

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(b) The Company and its Subsidiaries have in place policies and procedures regarding data security, privacy, and the storage, transfer, use or processing of personal information that are commercially reasonable. The Company and its Subsidiaries are in material compliance with all such policies and other Data Privacy and Security Requirements. In the last three years there has been (A) no loss or theft of data or security breach relating to any Trade Secrets or data in the possession, custody or control of the Company or any of its Subsidiaries or used in the business of the Company and its Subsidiaries; (B) no material violation of any security policy regarding any such Trade Secrets or data; (C) no material unauthorized access or unauthorized use of any such Trade Secrets or data; (D) no disclosure in violation of Law of any personal information in the possession, custody or control of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any claims of, or investigations or inquiries related to, or been charged with or required to notify any Person or Governmental Authority of, or been party to any Action regarding, any violation of any Data Privacy and Security Requirement or regarding any Security Incident. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of any Data Privacy and Security Requirement.

Section 3.18 Employment Matters.

(a) Except as has not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is the subject of, nor, to the Company’s Knowledge, is there threatened, any proceeding seeking to compel the Company or its Subsidiaries to bargain with any labor union, works council, or labor organization. There are no pending or, to the Company’s Knowledge, threatened material labor strikes, walkouts, work stoppages, slow-downs, lockouts, picketing, handbilling, unfair labor practice charges, labor grievances, labor arbitrations, or other material labor disputes involving the Company or any of its Subsidiaries, nor have there been any such material disputes within the past three years. Neither the Company nor any of its Subsidiaries is a party to or bound by, nor currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union, works council, or other similar organization (each, a “Labor Agreement”). To the Company’s Knowledge, there are no union organizing activities against or affecting the Company or any of its Subsidiaries, nor have there been any such activities within the past three years.

(b) The Company and each of its Subsidiaries is, and for the past three years has been, in compliance with all applicable Laws relating to labor, employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Laws (collectively, the “WARN Act”)), employee notices, workers’ compensation, labor relations, employee leave issues, pay transparency, restrictive covenants, affirmative action and unemployment insurance, except to the extent any failure to comply with applicable Laws has not had a Company Material Adverse Effect.

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Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. No material Action brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company is pending or, to the Knowledge of the Company, threatened.

(c) Except as would reasonably be expected to be material to the Company and its Subsidiaries, to the Knowledge of the Company: no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any valid term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation (A) owed to the Company or any of its Subsidiaries, or (B) owed to any third party with respect to such individual’s right to be employed or engaged by the Company or any of its Subsidiaries.

(d) For the past three years, the Company and each of its Subsidiaries has promptly and appropriately investigated all material sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them are or have been aware. With respect to each such allegation with potential merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company and its Subsidiaries do not reasonably expect any material liabilities with respect to any such allegations. To the Knowledge of the Company, there are no material allegations relating to officers, directors, employees, contractors, or agents of the Company or any of its Subsidiaries that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of all written Company Material Contracts in effect as of the date of this Agreement. As used in this Agreement, “Company Material Contract” means

(i) each Contract to which the Company or any of its Subsidiaries is a party that is material to the Company and its Subsidiaries taken as a whole and that (A) materially restricts, prohibits or purports to limit the ability of the Company or any of its Subsidiaries to compete in or conduct its business in any geographical area or in the type or line of business in which the Company or any of its Subsidiaries is engaged, (B) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or similar provisions where the pricing, discounts or benefits to any customer or other business relation of the Company or any of its Subsidiaries changes based on the pricing, discounts or benefits offered to other customers or business relations, (C) grants a right of first refusal or right of first offer or similar right for any line of business or assets of the Company or any of its Subsidiaries, (D) provides for “exclusivity” or any similar requirement with respect to any obligation or geographical area in favor of any third party, or (E) restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing any Person’s current or former employees in any material respect;

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(ii) (A) any Contract to which the Company or any of its Subsidiaries is a party that, by its terms, provides for annual payments or receipts after the date hereof in excess of $3,000,000 or (B) any other material Contract with a Material Customer or Material Supplier;

(iii) any Contract which by its terms obligates the Company or any of its Subsidiaries to make any future capital commitment or capital expenditure in excess of $3,000,000;

(iv) each Contract to which the Company or any of its Subsidiaries is a party relating to indebtedness for borrowed money or any financial guaranty, in each case with respect to a principal amount in excess of $3,000,000;

(v) each Contract to which the Company or any of its Subsidiaries is a party that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business) or businesses (whether by merger, sale of stock, sale of assets or otherwise) that (A) has not yet been consummated, (B) has outstanding any material purchase price adjustment, “earn-out,” deferred or contingent payment or similar obligations on the part of the Company or any of its Subsidiaries or (C) pursuant to which a material claim for indemnification is reasonably likely to still be made by or against the Company or any of its Subsidiaries;

(vi) each Contract to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has continuing guarantee, royalty payments, achievement of results payments, milestone payments, “earn-out” or other contingent payment obligations (other than performance guarantee obligations provided for in the ordinary course of business consistent with past practice), in each case that would reasonably be expected to result in payments in excess of $3,000,000;

(vii) each Contract to which the Company or any of its Subsidiaries is a party that obligates the Company or any of its Subsidiaries to make, after the date hereof, any capital commitment, loan or expenditure, in an amount in excess of $3,000,000 or, in respect of the vascular intervention business line, $1,000,000;

(viii) other than with respect to Options, RSUs and Restricted Shares, each Contract that requires or permits the Company or any of its Subsidiaries, or any successor or acquirer thereto, to make any payment to another Person as a result of a change of control of the Company or any of its Subsidiaries or gives another Person a right to receive or elect to receive such a payment, in each case, in an amount in excess of $3,000,000;

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(ix) each Contract for the employment or engagement of any individual on a full-time, part-time, consulting or other basis providing annual compensation opportunities in excess of $250,000 (other than any at-will contract that may be terminated by the Company or any of its Subsidiaries upon 30 days or less advance notice without any payments or liability);

(x) each Contract to which the Company or any of its Subsidiaries is a party with any Governmental Authority, in each case that could result in payments in excess of $3,000,000 (other than for or in respect of any Tax);

(xi) each Contract to which the Company or any of its Subsidiaries is a party that relates to the formation, creation, operation, management or control of any legal partnership, strategic alliance, joint venture entity or other similar agreement or arrangement pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xii) any material stockholder, investor rights or registration rights agreement;

(xiii) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person in each case pursuant to which the Company of one of its Subsidiaries has any material outstanding obligation;

(xiv) any material agreement or series of related agreements relating to consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries, in each case, excluding intercompany contribution agreements and intercompany intellectual property license agreements;

(xv) each material (A) Out-licensed Intellectual Property Contract, (B) In-licensed Intellectual Property Contract (C) Contract for the acquisition, divestiture or development of Intellectual Property, and (D) Contract relating to or affecting the Company’s or its Subsidiaries’ ability to own, register, use, transfer, license, disclose, enforce or otherwise exploit any Owned Intellectual Property, and any concurrent use, consent to use, or co-existence agreements; in each case of (A)-(D), other than any (1) third party off-the-shelf, commercially available and/or “shrink-wrap” software agreements for which the annual fee does not exceed $250,000, (2) non-exclusive licenses granted to or by customers, vendors, distributors, or resellers in the Ordinary Course of Business, and (3) invention assignment, consulting agreements and employment agreements in the Ordinary Course of Business (provided that the agreements referenced in (1)-(3) shall be deemed to be Material Contracts but shall not be required to be listed on Section 3.19(a)(xv) of the Company Disclosure Letter); and

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(xvi) each Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Each Company Material Contract is valid, binding and enforceable on each of the Company and its Subsidiaries that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and except where the failure to be binding, enforceable or in full force and effect, has not had a Company Material Adverse Effect. As of the date hereof, neither the Company nor its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice that (i) the Company or its Subsidiaries has breached, violated or defaulted under any Company Material Contract, except for breaches, violations or defaults that have not had a Company Material Adverse Effect or (ii) such Person intends to terminate, or not renew, any Company Material Contract. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions and the compliance with the provisions of this Agreement will not result in a breach or violation of, or default under, in any material respect, any Company Material Contract, except for such breaches, violations or defaults that would not reasonably be expected to (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement and to consummate the Transactions or (B) otherwise have a Company Material Adverse Effect.

Section 3.20 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, in each case subject to Permitted Liens. There are no Liens (other than Permitted Liens) on any such tangible property or assets. The Contracts pursuant to which the Company leases or occupies the Leased Real Property are referred to herein as “Company Leases.”

(b) Section 3.20(b) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the street address of the real property owned by the Company or any of its Subsidiaries in fee simple (or the jurisdictional equivalent) (the “Owned Real Property”) and (ii) the street address of the real property leased or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”).

(c) Except as would not have a Company Material Adverse Effect, (A) the Company or one of its Subsidiaries has good and valid title (or the jurisdictional equivalent) to the Owned Real Property, and a valid leasehold interest in the Leased Real Property, in each case subject to any Permitted Liens, and (B) the Owned Real Property and Leased Real Property are adequate and sufficient to support the operations of the Company and its Subsidiaries as presently conducted.

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Section 3.21 Insurance. Except as has not had a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as the management of the Company has in good faith, reasonably determined to be prudent, appropriate and adequate for the businesses and operations of the Company and its Subsidiaries and sufficient to comply with applicable Laws; (b) all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect on the date hereof, all premiums due on such policies have been paid by the Company or its Subsidiaries; (c) no written notice of cancellation or termination has been received with respect to such insurance policies, other than in connection with ordinary renewals; and (d) neither the Company or any of its Subsidiaries is in breach or default under such policies where such breach or default would permit cancellation, termination or modification of such insurance policies.

Section 3.22 Opinion of the Company’s Financial Advisor. The Company Board has received an opinion from Jefferies LLC to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, procedures, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders (other than, as applicable, Parent, Merger Sub and their respective Affiliates). A signed, correct and complete copy of such opinion will promptly be made available to Parent, for informational purposes only and solely on a non-reliance basis, following receipt thereof by the Company Board.

Section 3.23 Customers and Suppliers. Section 3.23 of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of gross revenues recognized by the Company and its Subsidiaries for the fiscal year 2023) (each, a “Material Customer”) and the five largest suppliers of the Company and its Subsidiaries (determined on the basis of gross spend by the Company and its Subsidiaries for the fiscal year 2023) (each, a “Material Supplier”). Since the October 1, 2023 to the date hereof, there has not been (i) any material change in the business relationship of the Company and any Material Customer or Material Supplier, or (ii) any material change in any material term of the agreements or related arrangements with any Material Customer or Material Supplier. Since October 1, 2023 to the date hereof, the Company has not received any written or, to the Knowledge of the Company, oral notice from any Material Customer or Material Supplier that such Material Customer or Material Supplier intends to terminate, materially reduce spend or not renew, its relationship with the Company or its Subsidiaries.

Section 3.24 No Additional Representations. Neither the Company nor any of its Subsidiaries, Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries), except as expressly set forth in this Article 3 (as modified by the Company Disclosure Letter) or in any certificate delivered in connection with this Agreement, and the Company hereby disclaims any and all such other representations and warranties. Except as set forth in this Article 3 or in any certificate delivered in connection with this Agreement and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is made or implied as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in the “Project Edgar” dataroom hosted by Intralinks (the “Data Room”) or otherwise.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which has not had a Parent Material Adverse Effect.

Section 4.2 Merger Sub. Merger Sub is a wholly owned, direct Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations and has not incurred, and will not incur, any material liability, except in each case in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3 Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, assuming due and valid authorization, execution and delivery thereof by the Company, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective Board of Directors of each of Parent and Merger Sub have, by resolutions duly adopted, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement and the Transactions.

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(c) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the articles of incorporation, bylaws or other charter documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the Consents referred to in Section 4.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that have not had a Parent Material Adverse Effect.

(d) No Consent with or of any Governmental Authority is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of Nasdaq; (iv) compliance with any such Consents as may be required under the HSR Act and (v) such other Consents which if not obtained a Parent Material Adverse Effect.

Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in Company Disclosure Documents will, on the date such documents are first published, sent, mailed or given to the holders of Shares, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they shall be made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Source of Funds.

(a) Parent has delivered to the Company a correct and complete copy, as of the date of this Agreement, of a fully executed debt commitment letter, together with all exhibits, schedules, attachments, annexes and other supplements thereto (the “Debt Commitment Letter”) and a redacted fee letter (the “Fee Letter”) from the Debt Financing Sources identified in the Debt Commitment Letter (“Lenders ”) to provide, subject to the

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terms and conditions therein, debt financing to Parent (or an Affiliate of the Parent) in the aggregate amount set forth therein (the “Debt Financing”) and the Equity Commitment Letter (together with the Debt Commitment Letter, the “Commitment Letters”) to provide, subject to the terms and conditions therein, equity financing to Parent in the aggregate amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). Parent has delivered to the Company the Guarantee to provide, subject to the terms and conditions therein, a guarantee in favor of the Company with respect to performance by Parent of certain of its obligations, which is in full force and effect and is a valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with its terms (subject to the Bankruptcy and Equity Exception) and as of the date hereof no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under such Guarantee.

(b) As of the date of this Agreement, the Commitment Letters have not been amended or modified and the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, there are no side letters or other written contracts which would (x) reduce the aggregate amount of net cash proceeds of the Debt Financing (after giving credit to Parent’s, the Company’s and all of their respective Subsidiaries’ cash, cash equivalents, marketable securities and other sources of readily available liquidity (“Liquidity Sources” )) to be less than the amount of cash proceeds required to be paid by Parent to satisfy all of Parent’s express payment obligations under this Agreement that are required to be paid on the Closing Date by Parent (such amount the “Required Amount”) or (y) adversely affects the conditionality of the Debt Financing in any material respect, other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, the Commitment Letters, in the form so delivered to the Company by Parent, are valid and binding obligations of Parent (or an Affiliate of Parent) and, to the knowledge of Parent, the other parties thereto, except as may be limited by the Bankruptcy and Equity Exception. Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the counterparties thereto to provide the Required Amount of the Financing. Assuming that the Financing is funded in accordance with the terms of the Commitment Letters, the Financing (together with all Liquidity Sources) shall provide the Required Amount.

Section 4.6 Broker’s or Finder’s Fees. No agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions.

Section 4.7 Ownership of Shares. None of Parent, Merger Sub or Parent’s Subsidiaries (a) directly or indirectly owns, beneficially or otherwise, any Shares; (b) is, or has in the last four years been, an “interested shareholder” (or an affiliate or associate thereof) under Section 302A.011, Subd. 49, of the MBCA; or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

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Section 4.8 Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub or their respective executive officers or directors in such capacity is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub, except where such Actions have not had a Parent Material Adverse Effect. As of the date hereof, there are no material Judgments outstanding (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub, except for such outstanding or threatened Judgments that have not had a Parent Material Adverse Effect.

Section 4.9 Absence of Certain Arrangements. Other than this Agreement, none of Parent or Merger Sub or any of their respective Affiliates has entered into any Contracts, undertakings, commitments, agreements or obligations or understandings (a) relating to (i) this Agreement or the Transactions; (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or approve the Merger or (ii) agrees to vote against any Superior Proposal.

Section 4.10 Independent Investigation. In entering into this Agreement and each of the other documents and instruments relating to the Transactions, Parent and Merger Sub represent, warrant, acknowledge and agree that, except for the specific representations and warranties of the Company contained in this Agreement (including any that are subject to the Company Disclosure Letter and the Company SEC Reports), it has not relied upon the accuracy or completeness of any representation or warranty, either express or implied, with respect to the Company or its Affiliates or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “electronic data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, stockholders or Representatives made or provided by the Company, its Affiliates or any of its or their respective stockholders, controlling persons or Representatives.

Section 4.11 No Additional Representations. Neither Parent nor Merger Sub nor any of their respective Subsidiaries, Affiliates or Representatives is making any representation or warranty on behalf of Parent or Merger Sub of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of Parent, Merger Sub or any of their respective Subsidiaries), except as expressly set forth in this Article 4 or in any certificate delivered in connection with this Agreement, and Parent and Merger Sub hereby disclaim any and all such other representations and warranties.

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ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Effective Time.

(a) Except as (1) Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); (2) such action is expressly permitted or required pursuant to this Agreement or listed on Section 5.1 of the Company Disclosure Letter; or (3) required by any applicable Law or Judgment, between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) conduct business in the Ordinary Course of Business; and (ii) use commercially reasonable efforts to maintain and preserve intact the material aspects of their business organizations, to maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, partners, employees, licensors, licensees and others having material business relationships with the Company or its Subsidiaries, to retain the services of the employees and business associates and agents of the Company and its Subsidiaries and to comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts.

(b) Without limiting the generality of the foregoing Section 5.1(a), and except as (1) Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); (2) such action is expressly permitted or required pursuant to this Agreement or listed on Section 5.1 of the Company Disclosure Letter; or (3) required by any applicable Law or Judgment, between the date of this Agreement and the Effective Time, the Company shall not, and shall cause its Subsidiaries not, to do any of the following:

(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, (A) any assets, properties, rights, or interests (other than, (i) for all acquisitions outside of the vascular intervention business, in the Ordinary Course of Business, and (ii) with respect to the vascular intervention business, the purchase or acquisition of off-the-shelf software, inventory, supplies and materials in the Ordinary Course of Business), (B) securities (other than Permitted Investments or other marketable securities), or (C) any businesses.

(ii) sell, assign, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire (or take any action that would reasonably be likely to result in a cancellation, abandonment or lapse of), transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the assets (including the Owned Intellectual Property), securities (other than Permitted Investments or other marketable securities), properties, rights, interests or businesses (other than any sale, lease or license of inventory or non-exclusive licenses to the Owned Intellectual Property, in each case in the Ordinary Course of Business) of the Company or any of its Subsidiaries;

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(iii) amend or propose to amend the Company Charter Documents or materially amend or propose to materially amend any of the organizational documents of any Subsidiary of the Company;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise (or any combination thereof) with respect to any Company Securities or enter into any agreement with respect to the voting of Company Securities (except, in each case, with respect to Company Securities outstanding under any Stock Incentive Plan, in the Ordinary Course of Business or as required by the applicable Stock Incentive Plan);

(v) purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any Company Securities (except, with respect to Company Securities outstanding under any Stock Incentive Plan, in the Ordinary Course of Business in connection with a separation from service or as required by the applicable Stock Incentive Plan in effect as of the date hereof);

(vi) split, combine, subdivide or reclassify any Company Securities (except, with respect to Company Securities outstanding under any Stock Incentive Plan, as required by the applicable Stock Incentive Plan in effect as of the date hereof);

(vii) except (A) for Shares issuable upon the exercise or conversion of Options or RSUs outstanding on the date hereof or awarded after the date hereof without violating this Agreement, or (B) with respect to Parent’s and Merger Sub’s participation in the Transactions, issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to the issuance, sale, grant, disposition, pledge, delivery, transfer or encumbrance by the Company of, any Company Securities;

(viii) incur or assume any indebtedness for borrowed money in excess of $500,000 in the aggregate (other than trade payables or ordinary course indebtedness on Company credit cards) or guarantee, endorse or otherwise become responsible (whether directly, contingently or otherwise) for any such indebtedness, except under credit facilities existing on the date hereof or in the Ordinary Course of Business;

(ix) except as required by Law or the existing terms of an Employee Benefit Plan listed on Section 3.10(a) of the Company Disclosure Letter, (A) grant or increase any severance, termination pay or similar compensation to any current or former director, employee, agent or consultant of the Company or any of vesting, funding or payment of any its Subsidiaries; (B) increase or accelerate, or commit to increase or accelerate the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company or any of its Subsidiaries; (C) adopt, enter into or establish any new Employee Benefit Plan or amend or terminate any existing Employee Benefit Plan or any plan, program, policy, agreement, Contract or arrangement that would be an Employee Benefit Plan

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if it were in effect on the Closing Date; (D) provide for the grant of Options, RSUs, Restricted Shares or any other equity-based compensation awards; (E) loan or advance any money or other property to any present or former director or employee of the Company or any of its Subsidiaries (except for advances in the Ordinary Course of Business for (x) commissions and (y) anticipated business expenses); (F) negotiate, modify, extend, terminate, or enter into any Labor Agreement or recognize or certify any labor union, works council, or other labor organization as the bargaining representative of the Company or any of its Subsidiaries; (G) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor; or (H) hire, engage or terminate (other than for “cause”) any director, officer, independent contractor, employee, agent or consultant of the Company or any of its Subsidiaries whose annualized target compensation opportunities exceeds $250,000 or, in the case of such individuals providing services to the vascular intervention business line, $100,000;

(x) make, change or rescind any material Tax election (other than extending the due date for filing a Tax Return), change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return that would reasonably be expected to materially increase Taxes payable by the Company or its Subsidiaries, enter into any closing agreement with respect to any material Tax, or settle or compromise any material Tax claim, audit or assessment, in each case, except as required by concurrent changes in GAAP;

(xi) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any Action for an amount of $250,000 individually or $500,000 or more in the aggregate (excluding any amounts paid or reimbursed by any insurance policy) or any of its obligations or liability in excess of such amount; provided, however, neither the Company nor any of its Subsidiaries shall settle any Action (regardless of the amount involved) if any such settlement would impose any material non-monetary obligation or restriction on the Company or any of its Subsidiaries from time to time or on the ability of the Company or any of its Subsidiaries to own or operate any of their respective assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes to the business of the Company or its Subsidiaries from time to time;

(xii) make or commit to make capital expenditures that are in an amount not greater than, in the case of the vascular intervention business, $50,000 individually or $300,000 in the aggregate and, for all other business lines, $200,000 individually or $1,000,000 in the aggregate, other than, in each case, any capital expenditure (or series of related capital expenditures) that is consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, as provided to Parent prior to the date hereof, or delay the funding or execution of any material capital expenditures in a manner that is inconsistent with such annual capital expenditure budget;

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(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company and its Subsidiaries), whether or not in the Ordinary Course of Business that are, as applicable, (A) with respect to the vascular intervention business, in any amount or (B) with respect to all other business lines, in an amount greater than $250,000 individually or $1,000,000 in the aggregate, in each case excluding advances to employees in the Ordinary Course of Business for (x) commissions and (y) anticipated business expenses;

(xiv) enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company or any of its Subsidiaries from time to time from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business, in the case of all business lines other than the vascular intervention business, except in the Ordinary Course of Business;

(xv) enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any Company Lease, in the case of all business lines other than the vascular intervention business, except in the Ordinary Course of Business;

(xvi) materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;

(xvii) announce, implement or effect any reduction-in-force, employee layoff, furlough, or similar action that would reasonably be expected to implicate the WARN Act;

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(xix) (A) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract; (B) terminate or amend or modify in any material respect any Company Material Contract or any Contract that, if in effect on the date hereof, would have been a Company Material Contract, (C) waive in any material respect any term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract or any Contract that, if in effect on the date hereof, would have been a Company Material Contract, in each case other than or (D) enter into any material Contract that contains a change of control provision or any similar provision that would by its terms require a material payment to the other party or parties thereto as a result of the Merger or the Transactions (including in combination with any other event or circumstance), in each of clauses

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(A) through (C), other than other than (x) customer and vendor purchase orders entered into in the Ordinary Course of Business, (y) contracts of a type described in Section 3.19(a)(ii), Section 3.19(a)(iii), Section 3.19(a)(ix), Section 3.19(a)(x), Section 3.19(a)(xiii), Section 3.19(a)(xv), or Section 3.19(a)(xvi) entered into in the Ordinary Course of Business, and (z) Contracts entered into the Ordinary Course of Business that would be Company Material Contracts only pursuant to one or more clause of this Section 5.1(b)(xix);

(xx) (A) license any Owned Intellectual Property in a manner which would reasonably be likely to allow a Person accused of infringement of any Owned Intellectual Property to invoke a defense of patent misuse, (B) fail to renew (to the extent renewable at the option of the Company) or terminate any material In-licensed Intellectual Property Contract, or (C) disclose to any third party, other than in the Ordinary Course of Business pursuant to a confidentiality agreement or other legally binding confidentiality undertaking, any material non-public or confidential Trade Secret of the Company or any of its Subsidiaries;

(xxi) solely with respect to the vascular intervention business line of the Company, incur costs in excess of $600,000 on a monthly basis relating to the type of expenses that the Company has identified as, and recorded to the ledger account for, materials and external costs associated with development of products, including outsourced clinical costs;

(xxii) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate or majority owner of the Company or other Person covered by Item 404 of Regulation S K promulgated or under the Exchange Act that would be required to be disclosed under such Item 404; or

(xxiii) agree or commit to take any of the actions precluded by this Section 5.1(b).

Section 5.2 Preparation of Proxy Statement; Company Shareholders Meeting.

(a) As promptly as reasonably practicable after (x) the expiration of the 10 calendar day period contemplated without receipt of comments from the SEC on the preliminary form of the Proxy Statement or (y) receipt of confirmation from the SEC that they have no further comments on the preliminary form of the Proxy Statement (as applicable), the Company shall duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (such special meeting, including any postponement or adjournment thereof, the “Company Shareholders Meeting”) for purposes of obtaining the Required Company Shareholder Vote. The Company shall comply with the MBCA, the Company Charter Documents, the Exchange Act and the rules and regulations of Nasdaq in connection with the Company Shareholders Meeting, including preparing and delivering the Proxy Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 5.2(b) below. Once the Proxy Statement is distributed, the Company shall not change the record

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date for the Company Shareholder Meeting without the prior written consent of Parent. Unless a Company Adverse Recommendation Change has occurred in accordance with this Agreement, the Company shall recommend approval and adoption of this Agreement, the Merger and the other Transactions by the Company’s stockholders and use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of this Agreement and obtain the Required Company Shareholder Vote. Subject to the provisions of this Agreement, the Company will cause a “broker search” to be conducted in accordance with Rule 14a-13 of the Exchange Act as promptly as practicable after the date hereof in a manner to enable the record date for the Company Stockholder Meeting to be set so that the Company Stockholder Meeting can be held reasonably promptly following the effectiveness of the Proxy Statement.

(b) As promptly as reasonably practicable after the date hereof (and in any event within 30 days following the date hereof), the Company, with the reasonable assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement relating to the Merger and the Transactions in form and substance reasonably satisfactory to each of the Company and Parent. Subject to Section 5.7(d)(ii), the Proxy Statement shall reflect the Board Recommendation and shall include a description of the other Board Actions. Parent shall reasonably cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its reasonable best efforts to promptly resolve all comments from the SEC with respect to the Proxy Statement and, after consultation with Parent, respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be timely mailed to the Company’s shareholders. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that Parent or the Company discover that it shall have become false or misleading in any material respect; provided, upon any such discovery, the discovering party shall promptly notify the non-discovering parties hereto, and to the extent required by applicable Law, the Company shall file as promptly as practicable with the SEC and disseminate to the shareholders of the Company an appropriate amendment or supplement containing such information. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company shall cooperate, with reasonable assistance from Parent, in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review and provide comments to the Company any written responses to such SEC comments. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing with the SEC or disseminating to the stockholders of the Company. The Proxy Statement shall comply in all material respects with all applicable requirements of Law.

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Section 5.3 Public Statements. Each of Parent and the Company agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, court process or any listing rules of Nasdaq or other national securities exchanges or trading markets; provided, however, that these restrictions shall not apply to any Company communications regarding (or any Parent communications in response thereto) (a) a Company Adverse Recommendation Change or (b) releases or announcements to the extent they are substantially similar to previous releases or announcements made by the Company or Parent in compliance herewith. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

Section 5.4 Antitrust Law and Other Consents; Further Actions.

(a) Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Transactions as promptly as practicable. Without limiting the generality of the foregoing, each party to this Agreement shall (i) make or obtain as soon as practicable all Consents (if any) required to be made with or given to any Governmental Authority by such party in connection with this Agreement or the Transactions; and (ii) use commercially reasonable efforts to make or obtain as soon as practicable each other Consent (if any) of any third party (including any Governmental Authority) required, proper or advisable to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with this Agreement or the Transactions; provided, that in no event will Parent, Merger Sub or the Company be obligated to pay prior to the Effective Time any material fee, penalty or other material consideration to any third party to obtain any consent pursuant to this Section 5.4.

(b) Without limiting the generality of Section 5.4(a), as promptly as practicable after the date of this Agreement (but in no event later than the tenth Business Day after the date hereof), each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, pursuant to the HSR Act, together with a request for early termination of the applicable waiting period under the HSR Act, and shall promptly make any further filings pursuant thereto that may be necessary.

(c) Parent, the Company (and any of their respective Affiliates) shall promptly make an appropriate response to and comply with any additional requests for information under Antitrust Laws, including requests for production of documents and production of witnesses for interviews, by any Governmental Authority that is related to the Transactions. Each of the Parent and the Company shall consult with each other prior to any substantive meetings, by telephone or in person, with the staff of any Governmental Authority and each of the Parent and the Company shall have the right to

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have a representative present at any such meeting to the extent permitted by such Governmental Authority. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority under Antitrust Laws in connection with the Transactions. The Parent shall have the right to (i) direct all matters (including with respect to process, strategy and communications) with any Governmental Authorities, including the strategy for obtaining any necessary approval of any Governmental Authority, and (ii) lead all meeting and communications (including any negotiations) with any Governmental Authority; provided, however, that Parent will consult and cooperate with the Company and will consider in good faith the views of the Company in connection with all process, strategy and communications with any Governmental Authorities. In furtherance and not in limitation of the foregoing, Parent shall use its commercially reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law as promptly as practicable. For the avoidance of doubt, Parent may commit to or agree with any Governmental Authority if it is necessary, proper, or advisable to achieve the objectives of this Agreement (i) to enter into any timing agreement, stop the clock, stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust Laws, or (ii) not to consummate the Merger or the Transactions for any period of time; provided that, in each case, taking any such action, in Parent’s good faith judgment, will increase the likelihood of Closing before the Outside Date.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall take, and shall cause its Subsidiaries to take all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any Judgment under Antitrust Laws that would otherwise have the effect of preventing, impairing or delaying the Effective Time or the Closing, including (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property or businesses (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries); (ii) terminating, amending or assigning existing relationships or contractual rights and obligations; (iii) changing or modifying any course of conduct regarding future operations; (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein; and (v) committing to take any such actions in the foregoing clauses (each of clauses (i), (ii), (iii) or (iv), a “Divestiture Action”); provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement, Parent shall not be required to take or commit to or cause to be taken any Divestiture Action if doing so would result in a Burdensome Condition. The Company and its Affiliates shall not take any Divestiture Action except at the direction of Parent. For the avoidance of doubt, the Company and any of its Subsidiaries shall not be required to, take any action with respect to any applicable Antitrust Law unless such action is conditioned on the completion of the Merger.

(e) The obligations of the parties hereto under Section 5.4(b) through Section 5.4(d) are the sole obligations of the parties hereto with respect to subject matter contained in this Section 5.4 and no other provision of this Agreement shall be deemed to expand or modify such obligations.

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Section 5.5 Notification of Certain Matters. Prior to the Effective Time, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company, of (a)(i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent and Merger Sub, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement; or (ii) limit the remedies available to the party receiving such notice; provided, further, that a party’s good faith failure to comply with this Section 5.5 shall not provide any other party the right not to effect the Transactions, except to the extent that any other provision of this Agreement independently provides such right.

Section 5.6 Access to Information; Confidentiality.

(a) During the Pre-Closing Period, the Company shall afford, and shall cause the officers, directors and employees of the Company and its Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours, to the officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), Contracts and other assets of the Company and its Subsidiaries as Parent shall reasonably request as long as such access does not materially interfere with the conduct of the Company’s business, and shall promptly furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions; and (ii) all other information concerning its business, properties and personnel, in each case (A) as Parent through its officers, equity holders, Affiliates, employees or agents may reasonably request; (B) that are in the possession, custody or control of the Company; and (C) the disclosure of which would not (x) violate any Law or Judgment, or (y) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, provided, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (C). Any such request shall be solely for the purpose of, and any information obtained pursuant to this provision shall be used solely for, facilitating the consummation of the Transactions in accordance with the terms of this Agreement or preparing for the post-Closing operation of the Company. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.

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(b) The provisions of the confidentiality agreement dated February 2, 2024 between GTCR LLC and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms; provided that if the Effective Time occurs, then the Confidentiality Agreement shall automatically terminate upon the Effective Time without further action.

(c) During the Pre-Closing Period, the Company shall promptly deliver to Parent the financial statements delivered pursuant to Sections 4.1(a), 4.1(c) and 4.1(d) of that certain Credit, Security and Guaranty Agreement, dated as of October 14, 2022, by and among Surmodics, Inc., Surmodics Shared Services, LLC, Surmodics MD, LLC, Surmodics Coating MFG, LLC, Surmodics IVD, Inc., Normedix, Inc., Surmodics MD Operations, LLC, Midcap Funding IV Trust, MidCap Financial Trust and the lenders party thereto.

Section 5.7 No Solicitation.

(a) During the Pre-Closing Period, except as permitted by Section 5.7(b), the Company shall not, shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to (and shall direct and use commercially reasonable efforts to cause its and its Subsidiaries’ Representatives to not), directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of, or otherwise cooperate with or assist in, any Takeover Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Takeover Proposal; (ii) participate in any discussions or negotiations with any Person with respect to any Takeover Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Takeover Proposal or furnish to any Person information or data or provide to any Person access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating, or that would reasonably be expected to lead to, a Superior Proposal; (iii) adopt, approve, endorse or recommend any Takeover Proposal or any proposal that would reasonably be expected to lead to a Takeover Proposal; (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) or any Contract requiring the Company to abandon, terminate or fail to consummate the Transactions (v) submit any Takeover Proposal to a vote of the shareholders of the Company; (vi) subject to the last sentence of Section 5.7(b), grant any waiver or amendment or release under any standstill or any confidentiality agreement in any way related to a Takeover Proposal, or (vii) resolve, agree or publicly propose to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Section 5.7(a) or elsewhere in this Agreement shall prohibit the Company or the Company’s Board from stating and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall the foregoing affect the obligations of the Company or the Company Board and the rights of Parent under or with respect to Section 5.7(c)(i).

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(b) Notwithstanding anything to the contrary in Section 5.7(a) or elsewhere in this Agreement, but subject to compliance with the other provisions of this Section 5.7, prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company and its Representatives (i) may enter into and participate in discussions or negotiations with such third party and its Representatives in response to an unsolicited bona fide written Takeover Proposal made after the execution of this Agreement that has not been withdrawn and that did not result from a material breach of this Agreement, including Section 5.7(a), by the Company, any of its Subsidiaries or its or their Representatives, and (ii) may furnish access and nonpublic information to such third party, in each case of (i) and (ii) if (A) the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Takeover Proposal is reasonably likely to constitute or result in a Superior Proposal; (B) any nonpublic information furnished to such third party is (1) subject to an executed confidentiality agreement in a customary form that is no less favorable to the Company than the Confidentiality Agreement (except that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of, or amendment to, any Takeover Proposal) and that does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent required pursuant to this Section 5.7 (“Acceptable Confidentiality Agreement”) and (2) furnished to Parent substantially concurrently with (but not more than 24 hours after) such nonpublic information is furnished to such Person (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent). During the Pre-Closing Period, the Company shall promptly (and in any event within 24 hours after the occurrence thereof) advise Parent of the receipt of any Takeover Proposal or any inquiries, proposals or offers with respect to a Takeover Proposal, or any non-public information with regard to a Takeover Proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such Takeover Proposal that is made or submitted by any Person during the Pre-Closing Period, specifying the material terms and conditions thereof (including the identity of the party making the Takeover Proposal, inquiry, proposal offer or request and unredacted copies of the Takeover Proposal) and all material related documents (including all financing commitments and other documents relating to any financing), and if such Takeover Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof, and thereafter shall advise and confer with Parent and keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours after the occurrence of any material changes), regarding any material changes to the status or material terms of any such inquiries, proposal or offers (including any modifications to the financial or other material terms and conditions of such Takeover Proposal). Notwithstanding the foregoing, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives to not, provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 5.7(b), except in a manner consistent with the Company’s past practices in dealing with the disclosure of such information in the context of considering Takeover Proposals prior to the date of this Agreement and subject to the

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limitations placed on Parent, Merger Sub and/or their Representatives with respect to such information in connection with the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company Board or any committee thereof may modify, waive, amend or release any existing standstill obligations owed by any Person to the Company or any of its Subsidiaries if the Company Board or such committee has determined in good faith, after consultation with outside legal counsel and financial advisor, as applicable, that the failure to do so would be inconsistent with the Company Board’s or such committee’s fiduciary duties under applicable Law.

(c) Upon the execution of this Agreement, the Company and each of the Company’s Subsidiaries shall, and shall cause its respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal or any request for nonpublic information relating to the Company with respect to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal. The Company shall also promptly terminate all physical and electronic data room access previously granted to any such Person or its Representatives and, if applicable, shall request each Person that has executed a confidentiality agreement prior to the date hereof in connection with a possible Takeover Proposal to return to the Company or destroy any confidential information that has been provided to such Person or its Representatives.

(i) Except as permitted pursuant to Section 5.7(c)(ii), neither the Company Board nor any committee thereof shall (A) fail to take, withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), or publicly propose to withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), the Board Actions; (B) fail to include the Board Recommendation and other Board Actions in the Proxy Statement; (C) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable or recommend the adoption of, any Takeover Proposal; (D) following the commencement of any tender offer or exchange offer that constitutes a Takeover Proposal, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act, against any Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act and issue a press release expressly reaffirming the Board Actions within ten Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer within ten Business Days after Parent requests a reaffirmation of the Board Actions (or if the Company Shareholders Meeting is to occur prior to the tenth Business Day, such period ending on the earlier of (x) the Business Day prior to the Company Shareholder Meeting and (y) the third Business Day after such request); (E) following the public announcement of a Takeover Proposal or the public announcement of an intention to make a Takeover Proposal, other than the commencement of a tender or exchange offer contemplated by clause

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(D), fail to issue a press release expressly reaffirming the Board Actions within ten Business Days after Parent requests a reaffirmation thereof (or if the Company Shareholders Meeting is to occur prior to the tenth Day, such period ending on the earlier of (x) the Business Day prior to the Company Shareholders Meeting and (y) the third Business Day after such request) or (F) resolve, agree or publicly propose to do any of the foregoing (any action described in this Section 5.7(c)(i) being referred to as an “Company Adverse Recommendation Change”).

(ii) Notwithstanding anything to the contrary contained in Section 5.7(c)(i) or elsewhere in this Agreement, if (I) at any time after the execution of this Agreement and prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company receives an unsolicited bona fide, written Takeover Proposal from a third party that did not result from a non-de minimis breach of this Section 5.7 that the Company Board or any committee thereof has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, is a Superior Proposal (after giving effect to all of the revisions to the terms of this Agreement which may be offered by Parent, including pursuant to clause (3) below), or (II) there has been an Intervening Event, then the Company Board or any committee thereof prior to the time, but not after, the Required Company Shareholder Vote is obtained (x) may make a Company Adverse Recommendation Change or (y) in the case of a Superior Proposal, may terminate this Agreement in accordance with Section 7.1(d) in order to enter into a definitive agreement providing for the implementation of such Superior Proposal at any time prior to the time, but not after, the Required Company Shareholder Vote is obtained, in each case, if the Company Board or such committee has determined in good faith, after consultation with outside legal counsel and financial advisor, as applicable, that the failure to make such Company Adverse Recommendation Change or the failure to terminate this Agreement would be inconsistent with the Company Board’s or such committee’s fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee and otherwise complies with the provisions of Section 7.1 and Section 7.4; and provided, further, that (1) in the case of a Superior Proposal, the Company Board or such committee may not effect a Company Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless such Takeover Proposal (and any precursor thereto) did not result from a non-de minimis breach by the Company, its Subsidiaries or any of their Representatives (as if they were bound hereby) of its obligations under this Section 5.7, (2) the Company shall have provided prior written notice to Parent at least five Business Days in advance of its intention to take such action with respect to such Superior Proposal or Intervening Event, as applicable, which notice shall include, as applicable, (a) the terms and conditions of such Superior Proposal and attaching a copy of the most current draft of any written agreement relating to such Superior Proposal (it being understood and agreed that any amendment to any material term or condition of such Superior Proposal shall require a new written notice to Parent and an additional three

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Business Day notice period) or (b) the facts and circumstances in reasonable detail of the Intervening Event, (3) the Company shall have given Parent four Business Days after Parent’s receipt of the written notice of such Superior Proposal or Intervening Event to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and shall have taken into account any changes to the terms of this Agreement proposed by Parent, (4) in the event of any material revision to any Takeover Proposal (it being understood that any change to the financial terms or form of consideration (or material terms relating to conditionality, termination and termination fees, regulatory efforts or financing) shall be deemed a material revision), the Company shall be required to deliver a new written notice to Parent in accordance with clause (2) and the Company shall be required to comply again with the requirement of this Section 5.7(c)(ii); provided that the new notice period shall be two Business Days, (5) in the event the Intervening Event to which this provision applies thereafter changes in any material respect, the Company shall be required to deliver a new written notice to Parent in accordance with clause (2) and to comply again with the requirements of this Section 5.7(c)(ii); provided that the new notice period shall be two Business Days, and (6) after considering the results of such negotiations and giving effect to such proposed revisions or other proposal if any, the Company Board or any committee thereof shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, as applicable (a) that such Superior Proposal continues to meet the definition of “Superior Proposal” or (b) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, after consultation with the Company’s outside legal counsel, that the failure to make such Company Adverse Recommendation Change or the failure to terminate this Agreement would be inconsistent with the Company Board’s or any committee thereof’s fiduciary duties under applicable Law.

Section 5.8 State Takeover Laws. Each of the Company and the Company Board shall, to the extent permitted by applicable Law, (a) take all actions reasonably necessary so that no “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover or similar Law becomes applicable to the Transactions and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, to take all actions necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 5.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Shares, Options, RSUs and Restricted Shares in connection with the Transactions (including derivative securities of such shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 5.10 Defense of Actions. The Company shall control the defense or settlement of any Action against the Company or any of its directors relating to this Agreement or the Transactions (other than any Action in connection with or arising out of or otherwise related to a demand of dissenters’ rights under applicable Law, which shall be governed by Section 2.4); provided that the Company shall give Parent prompt written notice of any such Action of which the Company is aware of (including by providing copies of all pleading with respect thereto), keep Parent reasonably informed regarding any such Action and give Parent the opportunity to participate, at Parent’s expense, in such Action; provided that the Company agrees that it shall consult with Parent with respect to the defense, settlement and prosecution of any such Actions and shall not settle any such Actions without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned (except that no prior written consent is required to the extent the settlement is fully covered by the Company’s insurance policies). For purposes of this Section 5.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Actions by the Company, and Parent may offer comments or suggestions with respect to such Actions (which the Company shall consider in good faith) but will not be afforded any decision-making power or other authority over such Actions except for the settlement or compromise consent set forth in the preceding sentence.

Section 5.11 Stock Exchange Delisting. The Company shall cause the Company Securities to be delisted from the Nasdaq as soon as practicable following the Effective Time and to be deregistered under the Exchange Act as promptly as practicable after such delisting in compliance with applicable Law and the rules and regulations of the Nasdaq. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of Nasdaq to enable the delisting of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.12 Employee Benefits Matters.

(a) For a period of one year following the Closing Date (or until the date of termination of the relevant Company Employee, if earlier), Parent shall cause the Surviving Corporation or its applicable subsidiary to provide to each Company Employee, including any individual on an approved leave of absence immediately prior to the Effective Time, (i) a salary or hourly wage rate that is at least as favorable, in the aggregate, as provided to such Company Employee immediately prior to the Effective Time; (ii) a target short-term bonus or commission opportunity that is at least as favorable, in the aggregate, as provided to such Company Employee immediately prior to the Effective Time; and (iii) employee benefits (excluding, defined benefit pension, equity or equity based, employee stock purchase, nonqualified retirement or deferred compensation, severance, retention, change in control or similar compensation or benefits and retiree or post-employment health and welfare benefits (the “Excluded Benefits”)) that are either (x) no less favorable in the aggregate as those provided to similarly situated employees of Parent or its subsidiaries, (y) substantially comparable in the aggregate to those provided to such Company Employee under the Employee Benefit Plans set forth on Section 3.10(a) of the Company Disclosure Letter or (z) some combination of (x) or (y). Notwithstanding anything to the contrary set forth herein, and subject to the conditions of Section 5.12(b), after the Effective Time, nothing in this Section 5.12(a) shall preclude the Surviving Corporation from terminating the employment of any Company Employee for any lawful reason.

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(b) From and after the Effective Time, the Surviving Corporation shall honor all employment, severance and termination plans and Contracts, including those set forth on Section 5.12(b) of the Company Disclosure Letter, in each case in accordance with their terms; provided, that this Section 5.12(b) shall not prevent the amendment or termination of any specific Employee Benefit Plan or Contract in accordance with the terms thereof.

(c) For purposes of vesting, eligibility to participate and solely with respect to vacation, paid-time off and severance, level of benefits under the employee benefit plans or programs of Parent providing benefits to any Company Employees after the Effective Time that replace an analogous Employee Benefit Plan (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company or any of its Subsidiaries and its predecessors before the Effective Time, to the same extent and for the same purpose as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to (y) the extent that its application would result in a duplication of benefits or compensation, or (z) to any of the Excluded Benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans providing group welfare benefits that replace a comparable Employee Benefit Plan in which such Company Employee participated as of the Effective Time except to the extent any waiting period in effect under the comparable Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time would not have been satisfied; (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Company Employee, commercially reasonable efforts shall be taken such that all pre-existing condition exclusions and actively-at-work requirements of such New Plan may be waived for such Company Employee and his or her covered dependents to the same extent waived under the comparable Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; and (iii) any eligible expenses incurred by and credited to such Company Employee and his or her covered dependents under an Employee Benefit Plan providing group health benefits during the portion of the plan year in which the Effective Time occurs may be taken into account under the corresponding New Plan for purposes of satisfying the analogous deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the same extent and for the same purpose as credited under the corresponding Employee Benefit Plan.

(d) Nothing in this Section 5.12 shall be construed to establish, modify or amend any Employee Benefit Plan of the Company or any of its Subsidiaries or other benefit or compensation agreement, plan, program, arrangement or document unless this Agreement explicitly states that the provision “amends” such Employee Benefit Plan of

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the Company or any of its Subsidiaries or other agreement, plan, program, arrangement or document. Without limiting the generality of Section 8.6, nothing in this Section 5.12 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 5.12.

(e) From and after the date of this Agreement until the Closing, the Company shall give Parent the opportunity to review and comment on any material broad-based communications to be distributed to or shared with employees relating to the Merger or terms of employment after the Merger (and shall consider in good faith any comments so provided by Parent).

Section 5.13 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any officer, director, manager, partner, governor or similar of any of the Company’s Subsidiaries (each an “Indemnified Party”) as provided in the Company Charter Documents or the corresponding documents of any Company Subsidiary as in effect on the date of this Agreement, or pursuant to any other indemnification agreements in effect on the date of this Agreement and set forth on Section 5.13 of the Company Disclosure Letter (collectively, the “Existing Indemnification Rights”) shall survive the Merger from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, an Indemnified Party with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, this Agreement, and any Transactions, in their capacities as such, in either case, to the fullest extent permitted by the Existing Indemnification Rights. The articles of incorporation and bylaws of the Surviving Corporation and of its Subsidiaries shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Company Charter Documents or the corresponding documents of the applicable Company Subsidiary as in effect on the date of this Agreement.

(b) Parent shall either (i) cause to be maintained in effect, for a period of six years after the Effective Time, the directors’ and officers’ liability insurance policy that is in effect at the date of this Agreement and has been provided to Parent prior to the date hereof (the “D&O Insurance”) covering acts or omissions at or prior to the Effective Time with respect to those Persons who are covered by the D&O Insurance as of the

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Effective Time, or (ii) obtain, in consultation with the Company, a prepaid (or “tail”) directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the Effective Time for a period of six years after the Effective Time, with respect to those Persons who are covered by the D&O Insurance as of the Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified Persons than those of the D&O Insurance; provided, that (A) Parent may substitute one or more policies of a reputable and financially sound insurance company for the D&O Insurance, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less favorable (in the aggregate) to the Persons currently covered by the D&O Insurance; (B) Parent shall not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 300% of the amount paid by the Company for coverage for the period of twelve months most recently commenced prior to the date of this Agreement (the “Maximum D&O Premium”); and (C) if the premium for the D&O Insurance or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for the Maximum D&O Premium. Parent shall provide a copy of such D&O Insurance to each director and officer of the Company.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.13.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.13 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.13 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13, each of whom may enforce the provisions of this Section 5.13).

(e) The provisions of this Section 5.13 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement (with each such charter, statute, bylaw or agreement having been provided to Parent prior to the date hereof).

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Section 5.14 Financing.

(a) Parent’s Financing Covenants.

(i) From the date hereof until the Closing Date, Parent will use commercially reasonable efforts to (i) satisfy on a timely basis all conditions applicable to Parent obtaining the Financing set forth in the Commitment Letters that are within the control of Parent or any of its Affiliates and (ii) enter into definitive financing agreements with respect to the Debt Financing that are in form and substance reasonably satisfactory to Parent and on the terms and conditions contained in the Debt Commitment Letter or on other commercially reasonable terms and conditions.

(ii) Parent shall not, without the prior written consent of the Company, agree to, or permit any withdrawal, rescindment, amendment, replacement, supplement or modification to be made to, or any waiver of any provision or remedy pursuant to or consent under, the Debt Commitment Letter, in each case, if such withdrawal, rescindment, amendment, replacement, supplement, modification or waiver would (i) reduce the aggregate amount of net cash proceeds of the Debt Financing below the Required Amount; (ii) impose material additional conditions or other material terms or otherwise materially expand, amend or modify any of the conditions to the receipt of the Debt Financing that that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur in any material respect; or (iii) expand, amend, or modify any other terms to the Debt Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur. Parent shall furnish to the Company true and complete copies of any amendment, replacement, supplement, modification, consent or waiver relating to the Debt Commitment Letter promptly following execution thereof. For the avoidance of doubt, it is understood and agreed that, subject to the limitations set forth in this Section 5.14 and in the Debt Commitment Letter, Parent may amend, restate, amend and restated, supplement, modify or replace the Debt Commitment Letter, including to add or replace additional lenders, lead arrangers, syndication agents or similar entities or reallocate commitments or reassign titles so long as the aggregate amount of the Debt Financing is not reduced below the Required Amount.

(iii) Promptly following request from the Company, Parent shall keep the Company informed on a current basis and in reasonable detail of the status of (A) its efforts to arrange the Debt Financing and (B) material developments concerning the timing of the closing of the Debt Financing contemplated by the Commitment Letters. Without limiting the generality of the foregoing, Parent must give the Company prompt notice (A) of any actual material breach (or threatened (in writing) material breach) or actual and material default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Debt Commitment Letter, the Fee Letter or definitive agreements related to the Debt Financing; (B) of the receipt by Parent, its Representatives or their respective Affiliates of any oral or notice or communication from any Debt Financing Source with respect to any (1) actual or threatened and material breach, default, termination or repudiation (whether in whole or in part) by any party to the Debt Commitment Letter or the Fee Letter of any provisions of the Debt Commitment Letter or the Fee Letter; or (2) dispute or disagreement between or among any parties to the Debt Commitment Letter (other

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than disputes and disagreements in the ordinary course of negotiations relating to the Debt Financing) or the Fee Letter; or (C) if for any reason Parent at any time believes that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Fee Letter. Notwithstanding the foregoing, Parent shall not be required to provide any information to the extent that the provision thereof would violate or waive any attorney-client or other privilege, constitute attorney work product or violate or contravene any law, rule or regulation, or any obligation of confidentiality (not created in contemplation hereof) binding on Parent.

(iv) If any portion of the Debt Financing for any reason becomes unavailable (other than by reason of a breach of this Agreement by the Company), and such portion is reasonably necessary to consummate the transactions contemplated hereby, Parent shall (i) notify the Company of such unavailability and (ii) use commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing, including from alternative sources reasonably acceptable to Parent, with terms and conditions in the aggregate not less favorable in any material respect to Parent than the terms and conditions contained in the Commitment Letters as determined in the reasonable judgment of Parent (the “Alternative Financing”). Parent shall deliver to the Company complete copies of any Debt Commitment Letter or redacted fee letter pursuant to which any such alternative debt source shall have committed to provide any portion of the alternative debt financing. For purposes of this Agreement, references to the “Debt Commitment Letter” and “Fee Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.14 and references to the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified or replaced by this Section 5.14. Subject to Section 8.9(b), in no event shall the receipt or availability of the Debt Financing or any Alternative Financing be a condition to performance of Parent’s obligations under this Agreement.

(v) Notwithstanding anything to the contrary, in no event shall the commercially reasonable efforts of Parent be deemed or construed to require Parent to, and no Parent shall be required to (x) seek any equity financing from any source other than those party to the Equity Commitment Letter, (y) pay any fees in excess of those contemplated by the Debt Financing as of the date of this Agreement (whether to secure the waiver of any conditions contained therein or otherwise) or (y) agree to conditionality or economic terms of the Debt Financing that are materially less favorable (as reasonably determined by Parent in good faith) to Parent than those contemplated by the Debt Commitment Letter as of the date of this Agreement. In no event shall the Parent be deemed to have breached, or have any liability for any breach of, its covenants or agreements in this Section 5.14(a) if the Closing occurs.

(vi) Parent’s obligations under this Section 5.14(a) are the sole obligations of the Parent with respect to the Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.

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(b) Company Financing Covenants. Prior to the Closing, the Company shall, and shall cause the Company’s Subsidiaries and its and their respective Representatives to, upon the reasonable request, and at the sole cost and expense, of Parent and subject to all of the further limitations set forth below, use their respective commercially reasonable efforts in connection with the arrangement, syndication and borrowings contemplated by any Debt Financing, including:

(i) furnishing Parent and its Debt Financing sources with the Company Financial Statements (including the Financial Statements identified in paragraph 7 of Exhibit D to the Debt Commitment Letter);

(ii) updating and correcting any Company Financial Statement provided by Company or its Affiliates if the Company has knowledge that any of the representations contained in this Agreement relating to the Company Financial Statements are not true and correct in all material respects;,

(iii) reasonably assisting Parent and its Debt Financing Sources in the preparation of customary offering memorandum or information memorandum for any portion of the Debt Financing,

(iv) reasonably cooperating with the marketing efforts of Parent and its Debt Financing Sources for any portion of the Debt Financing, provided that such information shall be of the type and in the form customarily prepared by the Company or that may be prepared on the basis of information readily available to the Company and without undue burden,

(v) to the extent required by the Debt Financing, assisting in the preparation and execution of one or more definitive financing documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation (including any investment company act diligence) so long as such agreements and documents do not become effective prior to the Closing,

(vi) providing within three (3) Business Days prior to the Closing (to the extent requested by the Debt Financing Sources at least ten (10) Business Days prior to the Closing) documentation and other information reasonably requested by the Debt Financing Sources under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230,

(vii) to the extent required by the Debt Financing, facilitating the pledging of, granting of security interests in, and obtaining perfection of any liens on collateral of the Company and its Subsidiaries (including, for the avoidance of doubt, providing stock certificates and stock powers with respect to outstanding certificated shares of the Company and its Subsidiaries (if any)) to be effective no earlier than Closing; and

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(viii) providing duly executed payoff letters in form and substance reasonably acceptable to Parent (with drafts thereof at least three (3) Business Days prior to Closing) with respect to the payoff amounts of the portion of any indebtedness not permitted to remain outstanding after the Closing, which such payoff letter shall (A) specify that upon payment of such amounts, such portion of such indebtedness shall be paid in full, (B) provide for the termination of all obligations under the definitive agreement with respect to such portion of the indebtedness (other than customary surviving (including indemnification and other obligations that expressly survive pursuant to the terms of such indebtedness) obligations) and (C) provide (1) that the holders of such indebtedness shall return all possessory and original collateral upon the Closing subject to receipt of the payoff amounts referred to therein, (2) for the termination of all financing statements (or authorization for the Company or its designees to terminate such financing statements) and for the delivery or filing of other applicable releases, notices or terminations, and (3) the delivery of such other documentation necessary to evidence the release and termination of all guarantees, security interest and liens related thereto, in each case upon payment in full of the applicable indebtedness.

(ix) The Company’s obligations under this Section 5.14(b) and Section 5.6(c) are the sole obligations of the Company with respect to the Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.

provided, however, that (v) nothing herein shall require any action that would (1) conflict with or violate any organizational and governing documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party, (2) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Law or Contract, (3) waive or amend any terms of this Agreement or any other Contract to which the Company or any of their respective Subsidiaries is a party or (4) subject the Company or any of its Affiliates or Representatives to any actual or potential personal liability prior to the Closing Date, (w) no directors and managers of the Company or any of its Subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained that would be effective prior to the Closing, (x) neither the Company nor any of its Affiliates shall be required to pay any commitment or other fee or incur any cost, expense or other liability that is not reimbursed by Parent in connection with the Debt Financing at or prior to the Closing, (y) nothing herein shall require such cooperation to the extent it would materially interfere with the business or operations of the Company and (z) none of the Company or any of their respective Subsidiaries shall be required to deliver or obtain legal opinions of legal counsel with respect to the Debt Financing (but shall be required to provide information to assist Parent in obtaining such opinions). Parent shall, promptly after any valid termination of this Agreement or at Closing pursuant to Section 7.1, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries, Affiliates and Representations in connection with the cooperation contemplated by this Section 5.14(b) (the “Financing Cooperation Expenses”) (other than amounts that would have been incurred in connection with the transactions contemplated by this Agreement regardless of the

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Debt Financing). All non-public information regarding the Company provided to Parent, its Affiliates or its Representatives pursuant to this Section 5.14(b) shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential Debt Financing Sources or rating agencies as required in connection with the Debt Financing (subject, as a condition precedent to any such disclosure, to such potential Debt Financing Sources’ agreement to comply with customary confidentiality provisions in respect of such information). The Company hereby consents to the reasonable use of the Company’s logos in connection with the Debt Financing, provided that (A) such logos are used in a manner that is not intended to or likely to harm or disparage the Company or the reputation or goodwill of the Company and (B) the Company shall be provided the opportunity to approve in advance the use of any such logos. Neither the Company nor any of its respective Subsidiaries shall have any liability whatsoever to Parent in respect of any information provided pursuant to this Section 5.14(b) except to the extent arising or resulting from the fraud, gross negligence or willful misconduct of the Company or its respective Subsidiaries.

(c) Financing Cooperation Liabilities. Parent and Merger Sub shall indemnify and hold harmless each of the Company and its respective Subsidiaries and its respective Affiliates and Representatives from and against any and all damages, claims, awards, and judgments (in each case, excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) suffered or incurred by them in connection with the performance of their respective obligations under this Section 5.14 and any information utilized in connection therewith except to the extent arising or resulting from the fraud, gross negligence or willful misconduct of the Company and its respective Subsidiaries and its respective Affiliates and Representatives.

ARTICLE 6

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at the Closing of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved at the Company Shareholder Meeting by the Required Company Shareholder Vote.

(b) No Injunctions or Restraints. No Judgment issued, adopted, or enforced, by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

(c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and there shall not be in effect any voluntary agreement with either the Federal Trade Commission or Antitrust Division of the Department of Justice not to consummate the Transactions for any period of time.

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Section 6.2 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The respective obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at the Closing of each of the following additional conditions:

(a) Representations and Warranties. (i) (A) the representations and warranties of the Company set forth in Section 3.1(a) (solely with respect to the first sentence therein), Section 3.1(b), Section 3.2(d), Section 3.3(a), Section 3.3(d), Section 3.3(e), and Section 3.9 shall be true and correct in all material respects (without giving duplicative effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth in such representations and warranties) as of the Closing as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (B) the representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c)(i) and Section 3.2(e)(i) shall be true and correct in all respects (without giving duplicative effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth in such representations and warranties) as of the Closing as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for any inaccuracies that are de minimis (taking into account both amount and nature), and (ii) all of the Company’s other representations and warranties set forth in this Agreement that (A) are not made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar qualifiers set forth in such representations and warranties) as of the Closing, in each case, except where the failure of such representations or warranties to be true and correct has not had a Company Material Adverse Effect; or (B) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving duplicative effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had a Company Material Adverse Effect.

(b) Covenants. The Company shall have performed or complied with in all material respects the covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. Parent shall have received a certificate executed by an executive officer of the Company confirming on behalf of the Company that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) shall have been satisfied.

(d) Company Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

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Section 6.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at to the Closing of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing; or (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Covenants. Parent and Merger Sub shall have performed or complied with in all material respects the covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming on behalf of Parent and Merger Sub that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied immediately prior to closing.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time; or

(b) by either the Company or Parent as follows:

(i) if the Effective Time shall not have occurred on or before February 28, 2025 (the “Outside Date”); provided, however, that (A) if, as of the date that is five (5) Business Days prior to the Outside Date, all of the conditions to the Closing set forth in Article 6 other than any Regulatory Conditions have been satisfied or validly waived (if permitted by Law) (in each case, other than those conditions that by their terms can only be satisfied at the Closing, each of which are reasonably capable of being satisfied at the Closing or validly waived at the Closing), the Outside Date shall automatically be extended for one 90-day period (such extended Outside Date, the “Extended Outside Date”), (ii) if, as of the date that is five (5) Business Days prior to the Extended Outside Date, all of the conditions to the Closing set forth in Article 6 other than any Regulatory Condition have been satisfied or validly waived (if permitted by Law) (in each case, other than those conditions that by their terms can only be satisfied at the Closing, each of which are reasonably capable of being satisfied at the Closing or validly waived at the Closing), the Outside Date shall automatically be extended

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for one additional 90-day period (such extended Outside Date, the “Second Extended Outside Date”), and (iii) if, as of the date that is five (5) Business Days prior to the Second Extended Outside Date, all of the conditions to the Closing set forth in Article 6 other than any Regulatory Condition have been satisfied or validly waived (if permitted by Law) (in each case, other than those conditions that by their terms can only be satisfied at the Closing, each of which are reasonably capable of being satisfied at the Closing or validly waived at the Closing), the Outside Date shall automatically be extended for one additional 90-day period (such extended Outside Date, the “Third Outside Date”); provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to any party hereto whose material breach of any provision of this Agreement primarily results in or causes the failure of the Transactions contemplated by this Agreement to be consummated by such time;

(ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Merger illegal or restraining, enjoining, prohibiting or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available if the issuance of such Judgment, legal restrain or prohibition was primarily caused by or resulted primarily from the material breach of such party (or in the case of Parent, Merger Sub) of any provision of this Agreement;

(iii) if the Required Company Shareholder Approval has not been obtained at the Company Shareholders Meeting after the Company Shareholders Meeting (including any adjournments and postponements) has been finally completed; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party if the failure to obtain the Required Company Shareholder Approval was primarily caused by or resulted primarily from the material breach of such party (or in the case of Parent, Merger Sub) of any provision of this Agreement;

(c) by Parent, prior to the time the Required Company Shareholder Vote is obtained, if (i) a Company Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 5.7); (ii) the Company Board shall have (A) approved, adopted or recommended any Takeover Proposal; or (B) approved or recommended, or entered into or allowed the Company to enter into, a merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive Contract (other than an Acceptable Confidentiality Agreement) providing for a Takeover Proposal; or (iii) the Company shall have distributed the Proxy Statement and failed to include the Board Recommendation therein;

(d) by the Company, prior to, but not after, the time the Required Company Shareholder Vote is obtained, in accordance with Section 5.7(c)(ii), provided that the Company, concurrently with such termination, pays the Company Termination Fee to Parent or its designee in accordance with the applicable provisions of Section 7.4 and enters into a definitive acquisition agreement with respect to such Superior Proposal;

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(e) by Parent, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; and (ii) is incapable of being cured prior to the Outside Date or, if curable prior to the Outside Date, the Company shall not have cured such breach before the earlier of (x) the Outside Date and (y) the date that is twenty Business Days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this agreement pursuant to Section 7.1(e); provided that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or agreement under this Agreement such that any condition set forth in Article 6 would not be satisfied at the time Parent would otherwise exercise such termination right;

(f) by the Company, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) shall have had a Parent Material Adverse Effect; and (ii) is incapable of being cured prior to the Outside Date or, if curable prior to the Outside Date, the Company shall not have cured such breach before the earlier of (x) the Outside Date and (y) the date that is twenty Business Days after receipt of written notice thereof from Parent stating Parent’s intention to terminate this agreement pursuant to Section 7.1(f); provided that the Company is not then in breach of any representation, warranty, covenant or agreement under this Agreement such that any condition set forth in Article 6 would not be satisfied at the time Company would otherwise exercise such termination right; or

(g) by the Company, prior to the Effective Time, if all (A) of the conditions set forth in Article 6 have been and continue to be satisfied or waived (other than those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur at such time), (B) Parent, in violation of the terms of this Agreement, fails to consummate the Merger in accordance with Section 1.2 on the date on which the Closing should have occurred pursuant to Section 1.2(a), (C) following such failure by Parent to consummate the Merger in accordance with Section 1.2 in violation of the terms of this Agreement, the Company has provided irrevocable written notice to Parent that the Company is ready, willing and able to consummate the Closing on such date of such notice and at all times during the two Business Day period immediately thereafter and (D) Parent fails to consummate the Merger within such two Business Day period after delivery by the Company to Parent of the notice described in clause (C).

Section 7.2 Notice of Termination. The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of Section 8.1 pursuant to which such party is terminating this Agreement.

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Section 7.3 Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no effect without any liability of any party to another party except for the provisions of (a) this Section 7.3; (b) Section 7.4 (Fees and Expenses); (c) Section 7.5 (Amendment); (d) Section 7.6 (Waiver); and (e) Article 8 (General Provisions) (and the definitions of any capitalized terms used in such sections), which shall survive such termination; provided that nothing herein shall relieve the Company from liability for any fraud or intentional breach of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 7.4 Fees and Expenses.

(a) Except as set forth in this Section 7.4, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. Parent shall bear and timely pay (i) all filing fees associated with any Antitrust Laws, (ii) all fees and expenses associated with any financing for the Transactions, and (iii) all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the Transaction (other than any such Taxes required solely by reason of a request by a holder of Shares that payment of the Merger Consideration be made to a Person other than the registered holder of such Shares).

(b) The Company shall pay Parent a termination fee equal to $20,380,000 (the “Company Termination Fee”), in the event that this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(c);

(ii) by the Company pursuant to Section 7.1(d); or

(iii) by either Parent or the Company pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(e) so long as, (A) before the date of such termination, a Takeover Proposal shall have been made to the Company Board or management of the Company or publicly announced or otherwise become publicly known, or any Person shall have publicly announced a Takeover Proposal (and not publicly irrevocably withdrawn at least three Business Days prior to the completion of the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1(b)(iii) or prior to the date of termination in the case of a termination pursuant to Section 7.1(b)(i) or Section 7.1(e)) and (B) within twelve months after the date of termination, either a Takeover Proposal is consummated or the Company shall have entered into a definitive agreement for a Takeover Proposal; provided, however, that, for purposes of this Section 7.4(b)(iii), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”.

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(c) Parent shall pay the Company a termination fee equal to $47,030,000 (the “Parent Termination Fee”), in the event that this Agreement is terminated by the Company pursuant to Section 7.1(f) or Section 7.1(g), within two Business Days after such termination.

(d) Parent shall pay to the Company a termination fee of $50,170,000 (the “Parent Regulatory Termination Fee” and, together with the Company Termination Fee and Parent Termination Fee, each, a “Termination Fee”), in the event that this Agreement is terminated by either Parent or the Company pursuant to (i) Section 7.1(b)(i), if at the time of such valid termination, all of the conditions set forth in Article 6 (other than the conditions set forth in (1) Section 6.1(b) (solely to the extent the applicable Judgment arises pursuant to any Antitrust Laws), (2) Section 6.1(c) or (3) any conditions that, by their nature, can only be satisfied at the Closing but would be capable of satisfaction if the Closing were to occur on the date of such termination) have been satisfied or waived on or prior to the date of such termination, or (ii) Section 7.1(b)(ii) as a result of a Judgment issued pursuant to any Antitrust Law.

(e) Any fee due under Section 7.4(b)(i) shall be paid to Parent by wire transfer of same-day funds within three Business Days after the date of termination of this Agreement. Any fee under Section 7.4(b)(ii) shall be paid to Parent by wire transfer of same-day funds concurrently with the termination. Any fee due under Section 7.4(b)(iii) shall be paid to Parent by wire transfer of same-day funds within three Business Days after the date on which the last applicable event referenced therein occurs.

(f) No more than one Company Termination Fee may be payable under this Article 7. Parent (for itself and its Affiliates) hereby agrees that, upon any termination of this Agreement under circumstances in which Parent is entitled to the Company Termination Fee under Section 7.1(b), Parent and its Affiliates are precluded from any other remedy against the other parties hereto, at law or in equity or otherwise, and neither Parent nor any of its Affiliates may seek (and the parties hereto will cause its Affiliates not to seek) to obtain any recovery, Judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or Affiliates, or any of their respective Representatives, partners, managers, members, or shareholders in connection with this Agreement or the Transactions. Notwithstanding the foregoing, this Section 7.4(f) shall not relieve the Company from any liability for fraud or intentional breach of this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Related Parties (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Guarantors or any of their respective Related Parties (collectively, the “Parent Related Parties”) or the Lender-Related Parties for all losses, damages, liabilities, obligations, costs or expenses in respect of or relating in any way to (i) any breach or threatened breach of this Agreement, any Debt Commitment Letter, the Guarantee and any other agreement, instrument, certificate or other document entered into among the parties hereto pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby (and the termination of this Agreement or failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt

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Financing or the funding of any other monies hereunder)), (ii) any failure or threatened or attempted failure of Parent or Merger Sub to comply with the obligations under this Agreement, any Debt Commitment Letters, the Guarantee or any other agreement, certificate or other document entered into among the parties hereto pursuant to the terms of this Agreement or otherwise in connection with the Merger and the other transactions contemplated hereby and thereby, (iii) any failure to consummate any of the transactions contemplated by this Agreement (including the Closing, the funding of the Debt Financing or the funding of any other monies hereunder) or (iv) this Agreement, any Debt Commitment Letter the Guarantee and any other agreement, instrument, certificate or other document entered into among the parties hereto pursuant to the terms of this Agreement, the Merger or the failure of the Merger or any of the other transactions contemplated hereby or thereby to be consummated or the termination of this Agreement, in each case, including in any Action under any legal theory, whether sounding in law (whether for breach of contract, in tort or otherwise) or in equity, in each case, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent, by the enforcement of any assessment or by any Action, by virtue of any Law, pursuant to any theory of law or equity (whether for breach of contract, in tort or otherwise) (such agreements and related matters, collectively, the “Transaction-Related Matters”) shall be, at the election of the Company, (x) to seek specific performance or injunctive relief in accordance with this Agreement or (y) to terminate this Agreement and, solely to the extent payable in accordance herewith, receive payment of the Parent Termination Fee or the Parent Regulatory Termination Fee (in each case, pursuant to this Agreement or the Guarantee). Upon payment of the Parent Termination Fee to the Company pursuant to Section 7.4(c) or the Parent Regulatory Termination Fee pursuant to Section 7.4(d) following a valid termination of this Agreement by the Company, solely to the extent payable in accordance herewith, none of the Parent Related Parties shall have any liability or obligation of any nature whatsoever to the Company or any other Company Related Party for any Transaction-Related Matter. Further, under no circumstances shall (i) the maximum aggregate liability of Parent and Merger Sub (and the Guarantors in accordance with, and subject to the limitations in, the Guarantee) for all Transaction-Related Matters exceed an aggregate amount equal to the sum of the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, plus any document out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the other party hereto in connection with an Action to enforce this Agreement that results in a final, non-appealable judgment against the paying party hereto for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expenses was required to be paid (but excluding) the payment date (such sum, the “Parent Liability Cap”) or (ii) any Company Related Party be entitled to recover any recovery or award or damages of any kind in excess of the Parent Liability Cap (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages). For the avoidance of doubt, in no circumstance shall Parent be required to pay both the Parent Termination Fee and the Parent Regulatory Termination Fee.

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(h) The parties acknowledge that the agreements contained in this Section 7.4 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Each party hereto further acknowledges that none of the Parent Termination Fee, the Parent Regulatory Termination Fee or the Company Termination Fee, if, as and when paid in accordance with the terms of this Section 7.4, is a penalty, but each is instead liquidated damages in a reasonable amount that will compensate the recipient of such fee in circumstances in which such fee is payable for the efforts and resources expended, and opportunities foregone, while negotiating this Agreement, and for such recipient’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to this Section 7.4, it shall also reimburse any documented out-of-pocket costs and expenses (including reasonable and documented attorneys fees) incurred by the other party hereto in connection with an Action to enforce this Agreement that results in a final, non-appealable judgment against the paying party for such amount (such costs and expenses, “Enforcement Costs”); provided, that in no event shall the Enforcement Costs of a paying party exceed an aggregate amount equal to $3,000,000.

Section 7.5 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or shareholders of the parties hereto; provided, however, that after any approval of this Agreement and the Transactions by the holders of Shares, no amendment that requires further shareholder approval under applicable Law after shareholder approval hereof shall be made without such required further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.6 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) when delivered (with confirmation of delivery) if sent, fees prepaid, via a reputable nationwide express courier service; or (iii) on the date of transmission (with no transmission failure message generated) if sent by electronic mail (or the first Business Day following such transmission if sent either after normal business hours of the recipient or on a date that is not a Business Day), in each case to the intended recipient as set forth below:

if to the Company:

Surmodics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota 55344

Attn: Gordon S. Weber

Telephone: (952) 500-7000

Email:  gweber@surmodics.com

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn:      Michael A. Stanchfield

     Nicole Leimer

     Brandon C. Mason

Telephone: (612) 766-7000

Email:    mike.stanchfield@faegredrinker.com

    nicole.leimer@faegredrinker.com

    brandon.mason@faegredrinker.com

if to Parent or Merger Sub:

c/o GTCR LLC

300 North LaSalle, Suite 5600

Chicago, IL 60654

Attn:     Constantine S. Mihas

    Sean L. Cunningham

    Luke Marker

Email:   cmihas@gtcr.com

    sean.cunningham@gtcr.com

    luke.marker@gtcr.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

333 W Wolf Point Plaza

Chicago, IL 60654

Attn:     Sanford E. Perl, P.C.

    Michael Weed, P.C.

    Christopher M. Thomas, P.C.

    Neil K. Vohra

Telephone: (312) 862-2000

Email:    sperl@kirkland.com

    michael.weed@kirkland.com

    christopher.thomas@kirkland.com

    neil.vohra@kirkland.com

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Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 2, Section 5.13, and Article 8.

Section 8.3 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be deemed to be exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. References to documents or information “made available” or “provided” to Parent or similar terms shall include documents or information (i) publicly available on the SEC EDGAR database at least two Business Days prior to date of this Agreement or (ii) uploaded at least one Business Day prior to the execution of this Agreement in the Data Room and continuously available to Parent and its representatives. All amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any Law shall be deemed to refer to such Law as from time to time amended and also to all rules and regulations promulgated thereunder and interpretations thereof, unless the context requires otherwise. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented and includes all exhibits, schedules or other attachments thereto. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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Section 8.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any dispute or claim or cause of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

(b) The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in Hennepin County, Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any Transaction, including the Merger; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any Transaction, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in any state or federal court located in Hennepin County, Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the Transactions, including the Merger.

(c) Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or liability directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto hereby (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action or liability, seek to enforce the foregoing waiver; and (ii) acknowledges that it has been induced to enter into this agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.4(c).

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Section 8.5 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of email or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Receipt of a party’s executed signature page to this Agreement by email or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery of this Agreement by such party. The parties consent to the use of electronic signatures, which shall have the same effect as original manual signatures.

Section 8.6 Assignment; Third-Party Beneficiaries. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent without the Company’s prior consent; provided, however, that no assignment shall release Parent of its obligations hereunder; provided, further, that notwithstanding anything herein to the contrary, the Parent may, without the consent of any other party, collaterally assign its rights, interests or obligations hereunder, in whole or in part, to any of its Affiliates, for collateral security purposes the Debt Financing Sources or to any third-party acquirer of Parent or the Company. This Agreement is not intended to, and will not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.13 and (b) from and after the Effective Time, the rights of holders of Company Securities to receive the consideration set forth in Article 2 in accordance with the terms and conditions thereof.

Section 8.7 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 8.8 Entire Agreement. This Agreement (including the Annex and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Chapter 302A of the MBCA.

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Section 8.9 Enforcement; Specific Performance.

(a) Subject to Section 8.9(b) and except as otherwise provided herein, the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to Section 8.9(b), it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to cause Parent to consummate the Closing in accordance with the terms and conditions hereof and to fully enforce the terms of the Equity Commitment Letter against the Guarantors and to cause the Equity Financing to be funded on the terms and conditions of the Equity Commitment Letter if any only if (and only for so long as) each of the following is satisfied: (i) this Agreement has not been validly terminated, (ii) all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by Parent (other than those conditions that by their nature only can be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur at such time, and those conditions the failure of which to be satisfied is caused by or results from a breach by Parent of this Agreement), (iii) Parent fails to consummate the Closing at the time provided by Section 1.2, (iv) the Debt Financing (including any Alternative Financing that has been obtained in accordance with Section 5.14(a)(iv)) has been funded in accordance with the terms of any Debt Commitment Letter or will be so funded in accordance with the terms of any Debt Commitment Letter at the Closing if the Equity Financing is funded at the Closing, (v) the Company has irrevocably confirmed in writing to Parent that, if specific performance is granted and the Equity Financing and Debt Financing are funded, the Company would take such actions required of it by this Agreement to cause the Closing to occur and (vi) Parent has failed to consummate the Closing within two Business Days following receipt of such written notice. Without limiting the foregoing, it is understood and agreed by the parties hereto that only the Company (and not any of the other Company Related Parties) may exercise the rights and remedies set forth in this Section 8.9(b). Each of Parent and each Merger Sub acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 8.9 and the payment of the Parent Termination Fee or Parent Regulatory Termination Fee, as applicable; provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance actually resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Parent Termination Fee or Parent Regulatory Termination Fee, as applicable. The Company, on behalf of itself and its Subsidiaries, agrees not to bring any action or proceeding seeking specific performance against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.

Merger Agreement	Page 73

Section 8.10 Disclosure Letter. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment to any third party, in and of itself, that such information is required by the terms hereof to be disclosed, is material or is outside the Ordinary Course of Business. Each section of the Company Disclosure Letter qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Agreement to the extent reasonably apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections.

Section 8.11 Non-Recourse.

(a) Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, shareholders, Representatives, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on Contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity, and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

(b) The Company (on behalf of itself and any Person claiming by, through, or on behalf of the Company) agrees that it shall not institute, and shall not permit any of its Representatives or Affiliates to bring, make or institute any action, claim or proceeding (whether based in contract, tort, fraud, strict liability, other Laws or otherwise, at law or in equity) arising under or in connection with this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby against any of the Parent Related Parties and none of the Parent Related Parties shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other applicable Laws or otherwise) to the Company, the Company’s Subsidiaries, any of their respective Representatives or Affiliates (or any Person claiming by, through or on behalf of the Company or its Affiliates) or any of their respective successors, heirs or representatives arising out of or relating to this Agreement or any other agreement executed or delivered in connection herewith or any of the transactions contemplated hereby or thereby, other than, in each case, Parent and Merger Sub to the extent provided herein, GTCR LLC pursuant to the Confidentiality Agreement or the Guarantors pursuant to the Equity Commitment Letter or the Guarantee (in each case, in accordance with the terms set forth therein). Without limiting the generality of the foregoing, to the maximum extent permitted under applicable Law (and subject only to the specific contractual provisions of this Agreement or an agreement executed or delivered in connection herewith), the Company (on behalf of itself and any person claiming by, through or on behalf of the Company) hereby waives, releases and disclaims any and all rights in respect of any such actions, claims, proceedings, obligations and liabilities.

Merger Agreement	Page 74

Section 8.12 Legal Representation. In any dispute, proceeding or Action arising under or in connection with this Agreement, each member of the Company Board shall have the right, at their election, to retain the firm of Faegre Drinker Biddle & Reath LLP to represent the Company Board or any of its members in such matter, and each party hereto, for itself, its Affiliates and its and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Company Board or any of its members in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company or the Company Board. Each party hereto, for itself, its Affiliates and its and their respective successors and assigns, irrevocably acknowledges and agrees that all privileged communications between the Company Board and counsel, including Faegre Drinker Biddle & Reath LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Company Board and its counsel shall continue after the Closing to be privileged communications between the Company Board and such counsel.

Section 8.13 Miscellaneous Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (b) agrees that any such proceeding shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing, (c) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon any party hereto or its controlled Affiliates in any such proceeding shall be effective if notice is given in accordance with Section 8.1, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the

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transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Sources will have any liability to any party hereto or any of its Subsidiaries or any of their respective controlled Affiliates or representatives (in each case, other than Parent and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) other than Parent and its Subsidiaries (including, following the Closing, the Company), (A) waives any and all rights or claims against the Debt Financing Sources in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (B) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may rely upon and enforce, any of the provisions of Section 7.4(g), Section 8.6, the last sentence of Section 8.9(b), and this Section 8.13, and that such provisions (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

[Signature Pages Follow]

Merger Agreement	Page 76

IN WITNESS WHEREOF, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.

PARENT:

BCE PARENT, LLC

By:	/s/ Sean Cunningham
Name: Sean Cunningham
Title: President

MERGER SUB:

BCE MERGER SUB, INC.

By:	/s/ Sean Cunningham
Name: Sean Cunningham
Title: President

Merger Agreement	Signature Page

IN WITNESS WHEREOF, the Company caused this Agreement to be executed as of the date first written above.

COMPANY:

SURMODICS, INC.

By:	/s/ Gary R. Maharaj
Name: Gary R. Maharaj
Title: President and Chief Executive Officer

Merger Agreement	Signature Page

Exhibit A

Definitions

As used in this Agreement, the following terms have the following meanings:

“Action” means any claims, charges, complaints, actions, suits, arbitrations, inquiries, proceedings, injunctions, demands, litigations, citations, summons, subpoenas, audits or investigations of any nature, whether at law or in equity, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that for purposes of this agreement, GTCR LLC, any funds, entities and portfolio companies controlled, managed or advised, directly or indirectly, by GTCR LLC or any of its Affiliates shall not be Affiliates of Parent or Merger Sub. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Law” means the HSR Act and any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition.

“Business Days” means each day other than a Saturday, Sunday or a day on which the Office of the Minnesota Secretary of State is closed.

“Burdensome Condition” means any Divestiture Action that would, individually or in the aggregate with all other Divestiture Actions, that would have, if given pro forma effect for such Divestiture Action (ignoring any proceeds received from such Divestiture Action), resulted in the reduction of more than $5,000,000 of revenue generated during the 2023 fiscal year of Parent or the Company, as applicable.

“Code” means the Internal Revenue Code of 1986.

“Company Employees” means the employees of the Company as of the Effective Time who remain so employed immediately after the Effective Time.

“Company Material Adverse Effect” means any effect, condition, change, event, occurrence, development or state of facts or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), assets, operations, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect (except, in the case of clauses (a) through (e) below, to the extent such condition has had a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses):

(a) changes in conditions in the economy or capital or financial markets generally;

Merger Agreement	Exhibit A, Page 79

(b) changes in general legal, Tax, regulatory, political, social, economic, financial or business conditions;

(c) general market or economic conditions in the industry or industries in which the Company operates;

(d) changes in applicable Law following the date hereof;

(e) changes in GAAP or other accounting principles or the interpretation thereof, in each case, following the date hereof;

(f) in and of itself or as a consequence thereof, any change in the Company’s stock price or trading volume, any decrease in the ratings or ratings outlook for the Company or any of its Subsidiaries, or any failure by the Company to meet (or the publication of any report regarding) any projections, forecasts, budgets, estimates or outlook of or relating to the Company or any of its Subsidiaries, including with respect to revenues or earnings or other internal or external financial or operating projections (it being agreed that the underlying facts and circumstances giving rise to the foregoing occurrences may, to the extent otherwise permitted, be taken into account in determining whether a Company Material Adverse Effect has occurred);

(g) the announcement or pendency of this Agreement or the Transactions, the execution, announcement, performance or existence of this Agreement to the extent related to the identity of Parent or any of its Affiliates, Representatives or financing sources; provided, that with respect to references to Company Material Adverse Effect in the representations and warranties expressly set forth in Section 3.3 and Section 3.19(b), the exception set forth in this clause (g) shall not apply;

(h) the taking or not taking of any action at the express written request of or with the express written consent of, Parent or Merger Sub (including any actual or potential loss or impairment after the date hereof of any Contract or business relationship as a result of any of the foregoing); and

(i) the threat, occurrence, escalation, outbreak or worsening of, or actions taken in response to, any natural disaster, force majeure event, state of emergency, pandemic, epidemic, acts of God, acts of war, police or military action, armed hostilities, sabotage or terrorism.

“Company Systems” means the computer systems, software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased, licensed or relied on by the Company or any of its Subsidiaries, including in connection with the operation of their businesses.

Merger Agreement	Exhibit A, Page 80

“Consent” means any consent, approval, order or authorization of, or registration, declaration or filing.

“Contract” means any contract, agreement, arrangement, instrument, commitment, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, or obligation.

“Data Privacy and Security Requirements” means, to the extent relating to data privacy, protection, security, or data breach notification requirements, all (i) applicable Laws, (ii) written rules, policies and procedures of the Company or any of its Subsidiaries, (iii) mandated industry standards that are applicable to the Company or the applicable Subsidiary operates and, to the extent applicable to the business of the Company or any of its Subsidiaries, PCI DSS, and (iv) contractual requirements to which the Company or the applicable Subsidiary is subject.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have or will commit to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, credit agreements or similar documents entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Environmental Laws” means any applicable federal, state, local or foreign Laws or other legal requirements pertaining to pollution, protection of the environment or human health or safety (with respect to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each Person treated at a relevant time with the Company or any of its Subsidiaries as a “single employer” pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

“Hazardous Substances” means any pollutant, contaminant, hazardous or toxic substance, hazardous or toxic waste, asbestos, per- and polyfluoroalkyl substances or petroleum products, and any other chemical, waste, substance or material listed in or regulated or identified in any Environmental Law.

Merger Agreement	Exhibit A, Page 81

“Healthcare Laws” means all regulatory Laws applicable to the Company and its Subsidiaries, including: (i) all Laws administered by a Governmental Authority, including the FDA, related to the manufacture, development, testing, labeling, marketing, promotion, storage, distribution, registration or sale of any Products including the Federal Food, Drug, and Cosmetic Act (the “FDCA”), and requirements relating to medical device good manufacturing practices, quality controls, requirements for establishment registrations and product listing, procedures governing compliance audits, corrective actions, complaint handling and recalls, and all applicable state Laws related to the foregoing, (ii) the Public Health Service Act, (iii) all Laws relating to healthcare fraud and abuse, false claims, patient inducements, and kickbacks, including the Federal Anti-Kickback Statute, (iv) the federal Civil and Criminal False Claims Act, (v) the Physician Payments Sunshine Act, (vi) the Federal Civil Monetary Penalties Law, (vii) the Patient Protection and Affordable Care Act, (viii) the Exclusion Laws (42 U.S.C. § 1320a-7), (ix) the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), (x) all Laws related to facility, provider and personnel licensure, certification, approvals, permits and accreditations, and (xi) other similar Laws, in each case to the extent applicable to the Company and its Subsidiaries and governing the marketing, labeling, promotion, sale or advertising of medical devices.

“Independent Contractor” means any Person who has performed services for the Company as an independent contractor or consultant and who has received (or will receive for 2024) a Form 1099-MISC from the Company reporting any compensation received by such Person in exchange for the services performed by such Person for the Company.

“Intervening Event” means a material event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company) that (i) was not known by or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Company Board prior to the execution of this Agreement and (ii) does not relate to (A) any Takeover Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date hereof (provided that the exception in this clause (B) shall not prevent or otherwise affect any such event, fact, development or occurrence underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred) and (C) any changes after the date hereof in the market price or trading volume of the Shares (provided that the exception in this clause (C) shall not prevent or otherwise affect any such event, fact, development or occurrence underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event has occurred).

“IRS” means the United States Internal Revenue Service.

“International Organization for Standardization (“ISO”)” means the globally recognized standards ISO 13485:2016 applicable to medical device quality management systems and ISO 9001:2015 applicable to the general framework, establishment, maintenance and continuous improvement of a quality management system.

“Knowledge” and similar phrases mean the actual knowledge of each of (a) in the case of the Company, Gary R. Maharaj, Charles W. Olson, Joseph J. Stich, Timothy J. Arens, Teryl L.W. Sides and Gordon S. Weber; and (b) in the case of Parent or Merger Sub, its directors and officers.

Merger Agreement	Exhibit A, Page 82

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, license, claim, security interest, charge or encumbrance or transfer restriction of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

“Nasdaq” means The Nasdaq Stock Market LLC, a Delaware limited liability company, as operator of the Nasdaq Global Select Market on which the Shares are listed.

“Option” means any option or warrant granted to a current or former employee, director or Independent Contractor of the Company or any predecessor thereof to purchase Shares pursuant to any of the Stock Incentive Plans.

“Option Consideration” means, with respect to each Share issuable under a particular Option, whether vested or unvested, an amount (not less than zero) equal to (a) the Merger Consideration; less (b) the exercise price payable in respect of each Share issuable under such Option.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practice.

“Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any change, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

“Permitted Liens” means (a) mechanics’, carriers’, materialmens’, workers’, repairers’, landlords’ and similar Liens related to any amounts not yet due and payable or that are being contested in good faith, (b) Liens for Taxes not yet due and payable or the amount of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof, (c) Liens securing rental payments not yet delinquent or that did not arise due to such delinquency, in each case, under capital lease agreements, (d) Liens on real property (including recorded or unrecorded easements, rights of way, covenants, conditions, licenses, reservations, zoning ordinances and similar restrictions affecting real property) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) do not materially interfere with the present uses of such real property or (iv) are otherwise set forth in the title commitments made available to Parent on or prior to the date hereof, (e) zoning, building codes, environmental and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that are not violated by the

Merger Agreement	Exhibit A, Page 83

current use or occupancy of such real property or the operation of the business of the Company as currently conducted, (f) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company for indebtedness, (g) Liens constituting a lease, sublease or occupancy agreement that give any Person any right to occupy any real property, (h) in the case of leased property, any right, interest, Lien or title of a lessor or sublessor under the lease, sublease or occupancy agreement or in the property being leased and any Liens to which the lessor’s or sublessor’s interest is subject, (i) non-exclusive licenses of Company Intellectual Property granted by the Company or its Subsidiaries to customers or vendors in the Ordinary Course of Business, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (k) purchase money Liens, (l) Liens referred to in, or securing liabilities reflected in, the Company Disclosure Letter, and (m) except with respect to Intellectual Property, Liens that would not reasonably be expected to significantly impair the marketability, value or current use by the Company of the assets subject to such Liens.

“Permitted Investments” means any (a) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof; (b) commercial paper with a rating of at least A-1 by Standard & Poor’s, or P-2 by Moody’s Investors Services, Inc., that is scheduled to mature not more than 90 days after the date of issue and that is issued by a corporation organized under the Laws of the United States or any state thereof; (c) time deposits (including certificates of deposit that are scheduled to mature not more than 90 days after the date of issue) with or issued by a bank or trust company organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $500 million; or (d) money market funds that invest only in securities described in clauses (a) through (c) above.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms.

“Products” means any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Company or any of its Subsidiaries, including, but not limited to invitro diagnostic devices, 510k cleared or pre-marked approved medical devices in each case subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and all applicable regulations and similar state laws.

“Product Promotional Materials” means the sales, marketing, advertising, promotional, media materials, sales training materials, trade show materials (including displays) and videos, including materials containing clinical data, if any, to the extent used by the Company or any of its Subsidiaries for the commercialization of the Products.

“Regulatory Conditions” means, collectively, the conditions to Closing set forth in Section 6.1(b) (but only if the applicable Law is an Antitrust Law) and Section 6.1(c).

Merger Agreement	Exhibit A, Page 84

“Related Parties” means, with respect to any Party, such Party’s Affiliates and the former, current and future directors, officers, managers, members, stockholders, equityholders, partners, employees, incorporators, lenders, agents, advisors, attorneys, representatives, Affiliates, affiliated (or commonly advised) funds, successors and permitted assigns of the foregoing.

“Restricted Share” means any Share that has been issued as a restricted stock award pursuant to any of the Stock Incentive Plans and that remains unvested and subject to forfeiture thereunder.

“RSU” means each restricted stock unit or deferred stock unit that has been issued pursuant to any of the Stock Incentive Plans.

“Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons; (b) a Governmental Authority of, resident in, or organized under the laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by any of the foregoing.

“Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations or (d) His Majesty’s Treasury, in each case that are applicable to the Company.

“SEC” means the United States Securities and Exchange Commission.

“Security Incident” means any actual or material suspected (i) breach of security, phishing incident, ransomware or malware attack, unauthorized access, or other cyber or security incident, in each case of or affecting any of the Company Systems or any Trade Secrets owned or processed by or on behalf of the Company or any of its Subsidiaries, including in a manner which materially disrupts the operation of the Company’s and its Subsidiaries’ businesses, or (ii) incident in which any Trade Secrets owned or processed by or on behalf of the Company or any of its Subsidiaries were accessed, modified, compromised, shared, sold, transferred, disclosed or used by a Person in an unauthorized manner.

“Stock Incentive Plans” means the Company’s 2009 Equity Incentive Plan and 2019 Equity Incentive Plan.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity; or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

Merger Agreement	Exhibit A, Page 85

“Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (provided, that for purposes of this definition, references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) made by a third party that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, taking into account all legal, financial, regulatory, financing and other aspects of the Takeover Proposal and the third party making such Takeover Proposal, including the form of consideration, financing terms (including certainty of financing), requirement to obtain shareholder approval of such Person’s shareholders as a condition to consummate, the likelihood of consummation, and other factors, (x) is reasonably capable of being consummated in accordance with its terms, (y) is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, acting in good faith (after consultation with the Company’s outside counsel and the Company’s financial advisor) and (z) if consummated, would be on more favorable terms than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 5.7(a))).

“Takeover Proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent or one or more of its Affiliates) contemplating or otherwise relating to any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which the Company is a constituent corporation and (i) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of the Company or any surviving entity or (ii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets in each case that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company; or (c) any liquidation or dissolution of the Company.

“Taxes” means all taxes, charges, fees, levies or other assessments in the nature of a tax including income, franchise, profits, corporation, capital gains, capital stock, estimated, production, environmental, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum or other governmental taxes, imposed by Tax Authority, including any interest, penalties, fines or additions to tax applicable or related thereto.

“Tax Authority” means any Governmental Authority or subdivision or agency thereof exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, that are filed or are required to be filed with any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Merger Agreement	Exhibit A, Page 86

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing, indemnity or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or Subsidiaries).

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

The following terms have the meanings set forth in the sections of this Agreement indicated below:

Acceptable Confidentiality Agreement	Section 5.6(b)
Action	Definitions
Affiliate	Definitions
Agreement	Preamble
Alternative Financing	Section 5.14(a)
Anti-Bribery Laws	Section 3.14(a)
Antitrust Laws	Definitions
Articles of Merger	Section 1.2(c)
Bankruptcy and Equity Exception	Section 3.3(a)
Board Actions	Section 3.3(d)
Board Recommendation	Section 3.3(d)
Book-Entry Shares	Section 2.5(b)
Burdensome Condition	Definitions
Business Days	Definitions
Certificate	Section 2.5(b)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Definitions
Commitment Letters	Section 4.5(a)
Company	Preamble
Company Adverse Recommendation Change	Section 5.7(c)(i)
Company Board	Recitals
Company Charter Documents	Section 3.1(b)
Company Disclosure Documents	Section 3.8
Company Disclosure Letter	Article 3
Company Employees	Definitions
Company Financial Statements	Section 3.5(b)
Company Intellectual Property	Section 3.16(a)

Merger Agreement	Exhibit A, Page 87

Company Leases	Section 3.20(a)
Company Material Adverse Effect	Definitions
Company Material Contract	Section 3.19(a)
Company Registered Intellectual Property	Section 3.16(b)
Company Related Parties	Section 7.4(g)
Company SEC Reports	Section 3.5(a)
Company Securities	Section 3.2(e)
Company Shareholders Meeting	Section 5.2(a)
Company Subsidiary Securities	Section 3.4
Company Systems	Definitions
Company Termination Fee	Section 7.4(b)
Confidentiality Agreement	Section 5.6(b)
Consent	Definitions
Constituent Corporations	Section 1.1
Contract	Definitions
D&O Insurance	Section 5.13(a)
Data Privacy and Security Requirements	Definitions
Data Room	Section 3.24
Debt Commitment Letter	Section 4.5(a)
Debt Financing	Section 4.5(a)
Debt Financing Sources	Definitions
Dissenters’ Rights	Section 2.4(a)
Dissenting Shares	Section 2.4(a)
Divestiture Action	Section 5.4(d)
Effective Time	Section 1.2(c)
Employee Benefit Plan	Section 3.10(a)
Enforcement Costs	Section 7.4(h)
Environmental Laws	Definitions
Equity Commitment Letter	Recitals
Equity Financing	Section 4.5(a)
ERISA	Definitions
ERISA Affiliate	Definitions
ESPP	Section 2.6(d)
ESPP Cut-Off Date	Section 2.6(d)
Exchange Act	Definitions
Exchange Fund	Section 2.5(a)
Excluded Benefits	Section 5.12(a)
Ex-Im Laws	Definitions
Existing Indemnification Rights	Section 5.13(a)
Extended Outside Date	Section 7.1(b)(i)
FDA	Section 3.15(a)
FDCA	Definitions
Fee Letter	Section 4.5(a)
Financing	Section 4.5(a)
Financing Cooperation Expenses	Section 5.14(b)
GAAP	Section 3.5(b)

Merger Agreement	Exhibit A, Page 88

Governmental Authority	Section 3.3(c)
Guarantee	Recitals
Guarantors	Recitals
Hazardous Substances	Definitions
Healthcare Laws	Definitions
HIPAA	Definitions
HSR Act	Section 3.3(c)
Indemnified Party	Section 5.13(a)
Independent Contractor	Definitions
In-licensed Intellectual Property	Section 3.16(c)
Intellectual Property	Section 3.16(a)
Internal Controls	Section 3.5(e)
International Organization for Standardization (ISO)	Definitions
Intervening Event	Definitions
IRS	Definitions
Judgment	Section 3.3(b)
Knowledge	Definitions
Labor Agreement	Section 3.18(a)
Law	Section 3.3(b)
Leased Real Property	Section 3.20(b)
Lenders	Section 4.5(a)
Lien	Definitions
Liquidity Sources	Section 4.5(b)
Material Customer	Section 3.23
Material Supplier	Section 3.23
Maximum D&O Premium	Section 5.13(a)
MBCA	Preamble
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Nasdaq	Definitions
Option	Definitions
Option Consideration	Definitions
Ordinary Course of Business	Definitions
Out-licensed Intellectual Property Contract	Section 3.16(b)(c)
Outside Date	Section 7.1(b)(i)
Owned Intellectual Property	Definitions
Owned Real Property	Section 3.20(b)
Parent	Preamble
Parent Liability Cap	Section 7.4(g)
Parent Material Adverse Effect	Definitions
Parent Regulatory Termination Fee	Section 7.4(d)
Parent Related Parties	Section 7.4(g)
Parent Termination Fee	Section 7.4(b)
Paying Agent	Section 2.5(a)
Permits	Section 3.1(a)

Merger Agreement	Exhibit A, Page 89

Permitted Investments	Definitions
Permitted Liens	Definitions
Person	Definitions
Pre-Closing Period	Definitions
Product Promotional Materials	Definitions
Products	Definitions
Proxy Statement	Section 3.3(c)
Reference Date	Section 3.2(a)
Regulatory Conditions	Definitions
Related Parties	Definitions
Representatives	Section 5.7(a)
Required Amount	Section 4.5(b)
Required Company Shareholder Vote	Section 3.3(a)
Restricted Share	Definitions
RSU	Definitions
Sanctioned Person	Definitions
Sanctions	Definitions
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Definitions
Second Extended Outside Date	Section 7.1(b)(i)
Security Incident	Definitions
Shares	Recitals
Stock Incentive Plans	Definitions
Subsidiary	Definitions
Superior Proposal	Definitions
Surviving Corporation	Section 1.1
Takeover Proposal	Definitions
Tax	Definitions
Tax Authority	Definitions
Tax Return	Definitions
Tax Sharing Agreements	Definitions
Termination Fee	Section 7.4(d)
Third Outside Date	Section 7.1(b)(i)
Trade Secrets	Section 3.16(a)
Transaction-Related Matters	Section 7.4(g)
Transactions	Definitions
Treasury Regulations	Definitions
WARN Act	Section 3.18(b)

Merger Agreement	Exhibit A, Page 90

Exhibit B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

SURMODICS, INC.

Surmodics, Inc., a corporation organized and existing under the laws of the State of Minnesota (the “Corporation”), hereby certifies that the members of the Board of Directors and the Shareholders of the Corporation, by written consent, approved the Amended and Restated Articles of Incorporation to read in their entirety as attached hereto as Annex 1. This amendment has been approved pursuant to Minnesota Statutes, Chapters 302A.

I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

Surmodics, Inc.

By:
Name:
Its:

Merger Agreement	Exhibit B, Page 1

Annex 1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SURMODICS, INC.

ARTICLE ONE

NAME

The name of the corporation is Surmodics, Inc. (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Minnesota is 1010 Dale Street, N. Saint Paul, Minnesota 55117. The name of the registered agent at that address is National Registered Agents, Inc.

ARTICLE THREE

CAPITAL STOCK

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FOUR

RIGHTS OF SHAREHOLDERS

4.1 No shares of any class or series of the Corporation will entitle the holders to any preemptive rights provided under applicable law to subscribe for or purchase additional shares of that class or series or any other class or series of the Corporation now or hereafter authorized or issued.

4.2 There will be no cumulative voting by the shareholders of the Corporation.

4.3 An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

Merger Agreement	Exhibit B, Page 2

ARTICLE FIVE

WRITTEN ACTIONS BY DIRECTORS

Any action, other than an action requiring shareholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors are present.

ARTICLE SIX

AMENDMENT OF ARTICLES OF INCORPORATION

Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE SEVEN

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by Chapter 302A of the Minnesota Statutes, as amended, a director of the Corporation will not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Merger Agreement	Exhibit B, Page 3

Exhibit 3.1

Surmodics, Inc. (the “Company”)

Bylaw Amendment

The Restated Bylaws of the Company are hereby amended by inserting the following new Article 10 at the end thereof:

ARTICLE 10.

EXCLUSIVE FORUM

10.1) Exclusive Forum. Unless the corporation consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the state or federal courts located in Hennepin County, Minnesota shall be the sole and exclusive forums for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Minnesota Business Corporation Act, the Articles of Incorporation, or these Bylaws (as any may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. The existence of any prior consent to the selection of an alternative forum shall not act as a waiver of the corporation’s ongoing consent right as set forth in this Article Ten with respect to any current or future actions or claims.

10.2) Foreign Actions. If any action the subject matter of which is within the scope of this Article Ten is filed in a court other than a state or federal court in the State of Minnesota (a “Foreign Action”) by any shareholder, such shareholder shall be deemed to have consented to: (a) the personal jurisdiction of any and all state or federal courts in the State of Minnesota in connection with any action brought in any such court to enforce this Article Ten; and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

10.3) Severability. If any provision of this Article Ten shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of such provision in any other circumstance and of the remaining provisions of this Article Ten (including, without limitation, each portion of any sentence of this Article Ten containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Exhibit 10.1

SURMODICS, INC.

EXECUTIVE TRANSACTION BONUS PROGRAM

This Executive Transaction Bonus Program (this “Program”) is established by Surmodics, Inc. (the “Company”), effective as of May 27, 2024 (the “Effective Date”).

1. PURPOSES OF THE PROGRAM. The board of directors of the Company (the “Board”) desires to provide its executive officer of the Company, subject to Section 16 of the Securities Exchange Act of 1934, as amended, with recognition for their contributions to an ongoing corporate development project of the Company and incentive to continue in the service of the Company through the consummation of the transaction.

The benefits payable under this Program will become payable only in the event of the closing of a Change of Control before December 31, 2025 (the “Program End Date”); provided, however, that if a closing of a Change of Control occurs prior to the Program End Date then a Participant will remain eligible to receive such Participant’s entire Individual Incentive Bonus through the 90-day anniversary of the closing of the Change of Control.

2. CERTAIN DEFINITIONS.

(a) “Bonus Agreement” means a separate written agreement in the form of the bonus agreement attached as Exhibit A for the benefit of a Participant who is eligible for a bonus under this Program setting forth the terms and conditions of such Participant’s right to an Individual Incentive Bonus.

(b) “Change of Control” means any transaction (whether by merger or consolidation of the Company, statutory share exchange, sale of all or substantially all of the assets of the Company, liquidation or dissolution of the Company, or sale or issuance by the Company of its equity securities) or series of related transactions in which more than 50% of the voting power of the Company is disposed of; provided, however, that the following transactions shall not be deemed a Change of Control: (i) a merger effected primarily for the purpose of changing the domicile of the Company, (ii) a transaction in which the stockholders of the Company immediately prior to such transaction own 50% or more of the voting power of the surviving corporation following such transaction, or (iii) a bona-fide equity financing in which the Company is the surviving corporation and which does not result in a distribution or payment to the Company’s stockholders on account of and in respect of shares of capital stock of the Company. Notwithstanding anything to the contrary contained in this Program, no Change of Control will be deemed to occur pursuant to this Program if the amount of consideration received by the Company and its stockholders in the Change of Control is less than five hundred million dollars.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.

(d) “Individual Incentive Bonus” means, with respect to a Participant, the amount of consideration to be paid to such Participant as a result of a closing of a Change of Control that occurs prior to the Program End Date.

(e) “Participant” means an employee designated by the Board, in its discretion, to be eligible to receive an Individual Incentive Bonus under this Program and who receives a Bonus Agreement.

3. NO OBLIGATION TO COMPLETE A CHANGE OF CONTROL. In no event will the Company be obligated to proceed with a Change of Control due to the operation of this Program, and no Participant will have any right to require the Company to proceed with a Change of Control. The Company will have no obligation to disclose to a Participant the status of the Company’s efforts in pursuing a Change of Control and the Company is under no obligation to pursue a Change of Control or to undertake any other efforts to provide value to Participants under this Program.

4. ELIGIBILITY TO PARTICIPATE. The Program will apply to any Participant designated as such by the Board in its discretion. Once a person becomes a Participant, that person will remain a Participant until the Participant receives all benefits to which he or she is entitled under the Program. Notwithstanding the preceding sentence, if a Participant becomes a Forfeiting Participant (as defined below), the Participant will no longer be deemed a Participant hereunder. Any person identified as a Participant prior to the Program End Date will become a Forfeiting Participant if a Change of Control has not occurred before the Program End Date.

5. BONUS AGREEMENT. A Participant will receive notice from the Board of his or her designation as a Participant in the Program and will receive a Bonus Agreement that will specify the amount of such Participant’s Individual Incentive Bonus. An individual is not deemed a Participant under the Program until the individual receives a Bonus Agreement.

6. ELIGIBILITY FOR PAYMENT OF INDIVIDUAL INCENTIVE BONUS. No Participant will become entitled to payment of an Individual Incentive Bonus until on or after the closing of a Change of Control has occurred, and then only if such closing of the Change of Control occurs prior to the Program End Date. A Participant will vest in and become eligible for payment of his or her Individual Incentive Bonus as follows:

(a) If, from the date the Company executes and delivers a Bonus Agreement for the benefit of a Participant through and including the date of the closing of the Change of Control, the Participant remains an employee of the Company, then: (i) such Participant will, upon the closing of the Change of Control, become vested with respect to such Participant’s Individual Incentive Bonus and such amount shall be paid to such Participant no later than the first regularly scheduled payroll payment occurring at least one full week after the closing of the Change of Control.

(b) If prior to the date of the closing of the Change of Control a Participant’s service with the Company as an employee is terminated for any reason, whether at the initiative of such Participant or the Company, then such Participant will no longer be deemed a Participant hereunder, and the Individual Incentive Bonus for such Participant will be completely forfeited and such Participant will thereafter be a Forfeiting Participant.

(c) “Forfeiting Participant” means (i) a Participant whose Individual Incentive Bonus has not vested due to the operation of Section 6(b) of this Program, or (ii) as to each Participant, if a closing of a Change of Control has not occurred by the Program End Date. If a Participant becomes a Forfeiting Participant, such Participant will no longer be deemed a Participant hereunder.

7. LIMITATION ON BONUSES. Notwithstanding any other provision of this Program or any Bonus Agreement, (i) no individual Participant will receive an Individual Incentive Bonus in excess of $75,000 under this Program, and (ii) the aggregate amount of all Individual Incentive Bonus shall not exceed $470,000.

8. CONFIDENTIALITY OBLIGATION. This Program is a special compensation program adopted by the Company solely for the benefit of certain persons who will be designated as Participants in the Program by the Board, in its sole discretion. Each Participant shall have an affirmative obligation to maintain the confidentiality of the terms and conditions of his or her participation in the Program, including, without limitation, his or her designation as a Participant in the Program and the terms, conditions and existence of the Program and his or her Bonus Agreement, except where disclosure is necessary on a “need to know” basis to Participant’s spouse, attorney and tax or financial advisor, or others with a need to know, who, in turn, will be advised by such Participant that they may not disclose or communicate the terms and conditions of the Program or the Participant’s participation in the Program.

9. UNFUNDED STATUS OF SALE BONUS PROGRAM. This Program constitutes an unfunded plan for incentive compensation and is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company’s obligation to make payment is contractual in accordance with the terms and conditions set forth in Section 10 of this Program. Nothing contained in this Program and no action taken pursuant to the provisions of this Program shall create or be considered to create a trust or fund, or any obligation to fund or otherwise secure the payment of any amounts due under this Program, or any kind or fiduciary relationship between the Company and any Participant or any of its other employees.

10. CONTRACTUAL OBLIGATION. The obligation of the Company to make payments hereunder is contractual only and all such payments will be made from the general assets of the Company. Each Participant, beneficiary thereof, or any other person or persons having or claiming a right to payments hereunder may rely solely on the unsecured promise of the Company, and nothing herein will be construed to give a Participant, such beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future.

11. NO EQUITY INTEREST. This Program does not create or convey any equity or ownership interest in the Company nor any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the stockholders.

12. NO GUARANTEE OF EMPLOYMENT. This Program is intended to provide a financial incentive to the Participants and shall not confer any rights to employment upon any Participant.

13. NO ASSIGNMENT OR TRANSFER BY PARTICIPANT. None of the rights, benefits, obligations or duties under this Program may be assigned or transferred by any Participant other than by will or the laws of descent and distribution. Any purported assignment or transfer by any such Participant in violation of this Section 13 will be void. The Company may assign its rights, benefits, obligations or duties under this Program at any time.

14. GOVERNING LAW AND VENUE. This Program will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Minnesota, without regard to its or any other jurisdiction’s conflicts of laws principles. By participating in this Program, each of the Company and each Participant (and their successors and assigns) hereby consents to the exclusive jurisdiction of the Federal and state courts located in Hennepin County in Minnesota (and of the appropriate appellate courts therefrom) in any suit, action or proceeding arising out of, or relating to, this Program or the breach, termination, invalidity or performance thereof. Each Participant (and their successors and assigns) also agrees not to bring any action or proceeding arising out of or relating to this Program in any other court. Each Participant (and their successors and assigns) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. The Company may make service on any Participant (and their successors and assigns) by sending or delivering a copy of the process to the party to be served at the address of the Participant (and their successors and assigns) on the records of the Company or any successor to or assignee of the Company. Nothing in this section, however, shall affect the right of the Company to serve legal process in any other manner permitted by law or at equity. Each of the Company and the Participants (and their successors and assigns) agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

15. WITHHOLDING OF COMPENSATION. The Company or its successor or assignee, as applicable, is authorized to deduct and withhold from amounts payable to Participants hereunder as an Individual Incentive Bonus, or from amounts otherwise payable to such Participants in connection with such Participants’ service to the Company, any amounts required to be deducted and withheld by the Company with respect to the Individual Incentive Bonus paid to such Participant under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order, and to take such other action as the Company or its successor or assignee may deem advisable to enable the Company or its successor or assignee and the Participant to satisfy the obligation for payment of withholding taxes and other tax obligations relating to any Individual Incentive Bonus. This authority will include authority for the Company to withhold or receive other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Company.

16. ADMINISTRATION. Subject to Section 17 of this Program, the Board will have the authority to establish, amend and revoke from time to time rules and regulations relating to the Program and to decide all questions involving the administration, interpretation or application of the Program. All decisions, interpretations and other actions of the Board shall be final, conclusive and binding on all parties who have an interest in the Program. No member of the Board will be personally liable for any action or determination under the Program. In the event of a Change of Control, the Program will be administered by a stockholder representative designated by the stockholders of the Company in connection with the Change of Control or, if no stockholder representative is designated, the Board will appoint a member of the Board prior to the closing of a Change of Control (other than a Participant) to administer the program.

17. AMENDMENT OF THE PROGRAM. The Board shall have complete and exclusive power and authority to amend or modify this Program in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations of any Participant under this Program unless it is approved by (a) the individual Participant that is effective or (b) Participants holding at least 50% of the aggregate amount of all Individual Incentive Bonuses outstanding under this Program at any time. EACH PARTICIPANT WAIVES ANY AND ALL RIGHTS HE OR SHE MAY HAVE TO CHALLENGE SUCH AMENDMENT.

18. TERMINATION OF THE PROGRAM. If a closing of a Change of Control occurs prior to the Program End Date, the Program will terminate upon the payment of all of the benefits described herein; otherwise, the Program will terminate upon the Program End Date.

19. INTERPRETIVE GUIDANCE. For the avoidance of doubt, it is intended that the benefits payable under the Program satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Internal Revenue Code of 1986 (as may be amended from time to time) provided under Treasury Regulation Section 1.409A-1(b)(4) and, to the extent not so exempt, that the benefits payable under the Program constitute “transaction-based compensation” that complies, and the Program be interpreted to the greatest extent possible to be consistent, with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

20. FORM OF CONSIDERATION. The Individual Incentive Bonus shall be payable in cash.

EXHIBIT A

TO CORPORATE DEVELOPMENT PROJECT BONUS PROGRAM

FORM OF BONUS AGREEMENT

SURMODICS, INC.

EXECUTIVE TRANSACTION BONUS PROGRAM AGREEMENT

The Board of Directors of Surmodics, Inc. has designated [__________________] as a Participant in the Company’s Executive Transaction Bonus Program (the “Program”), subject to the provisions of the Program and the terms and conditions set forth in this Executive Transaction Bonus Program Agreement (“Agreement”).

TERMS AND CONDITIONS

1. DEFINITIONS. All capitalized terms in this Agreement will have the meanings set forth in the Program.

2. INCORPORATION BY REFERENCE. The terms of the Program are incorporated by reference into this Agreement. Participant acknowledges receipt of a copy of the Program as currently in effect.

3. AMOUNT OF INDIVIDUAL INCENTIVE BONUS. Subject to the terms and conditions of the Program, Participant (if Participant is not a Forfeiting Participant) is eligible to receive a total Individual Incentive Bonus of $[________].

4. NO EQUITY INTEREST. This Agreement does not create or convey any equity or ownership interest in the Company nor any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders.

5. NO GUARANTEE OF EMPLOYMENT. This Agreement is intended to provide a financial incentive to Participant and is not intended to confer any rights to employment upon Participant.

6. NO ASSIGNMENT OR TRANSFER BY PARTICIPANT. None of the rights, benefits, obligations or duties under the Program may be assigned or transferred by Participant other than by will or the laws of descent and distribution. Any purported assignment or transfer by Participant in violation of this Section 6 or the Program shall be void.

7. ENTIRE AGREEMENT. This Agreement and the Program embodies the complete agreement and understanding between Participant and the Company and supersedes and preempts any and all prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement and the Program.

SURMODICS, INC.	PARTICIPANT

By:

Name:	Name:

Its:	Date:

Date:

Exhibit 99.1

For Release 7:00 a.m. (EDT)

May 29, 2024

Surmodics Enters into Definitive Agreement to be Acquired by GTCR for $43.00 Per

Share in Cash, Representing an Approximate Equity Value of $627 Million

Eden Prairie, Minn. — May 29, 2024 — Surmodics, Inc. (Nasdaq: SRDX), a provider of medical device and in vitro diagnostic technologies to the healthcare industry, today announced that it has entered into a definitive agreement to be acquired by GTCR, a leading private equity firm with a long track record of investment expertise across healthcare and healthcare technology.

Under the terms of the agreement, affiliates of GTCR will acquire all outstanding shares of Surmodics. Surmodics shareholders will receive $43.00 per share in cash, for a total equity valuation of approximately $627 million. The per-share acquisition price represents a 41.1% premium to Surmodics’ 30-trading day volume-weighted average closing price through May 28, 2024. Surmodics’ Board of Directors has unanimously approved the transaction and resolved to recommend that stockholders vote in favor of the transaction.

“We are pleased to announce this transaction, which enables Surmodics shareholders to realize immediate value creation with a substantial premium, reflecting the significant progress and important achievements made by our employees,” said Gary Maharaj, President and CEO of Surmodics, Inc. “GTCR is an ideal partner for Surmodics, given its extensive history and deep domain expertise in the Healthcare sector, and I am confident that this transaction will position the company to continue to deliver compelling benefits for physicians, patients and customers going forward.”

“With its longstanding, blue chip customer relationships and a rich history of developing medical technologies that deliver enhanced performance and improved clinical outcomes, Surmodics is well-positioned for attractive, long-term growth and value creation,” said Sean Cunningham, Managing Director and Head of Healthcare at GTCR. “We look forward to partnering with the Surmodics team to continue to expand the company’s offering and broaden its reach.”

The transaction is expected to close in the second half of calendar year 2024, subject to customary closing conditions, including approval by Surmodics shareholders and required regulatory approval. It will be financed through a combination of committed equity from funds affiliated with GTCR and committed debt financing. Upon completion of the transaction, Surmodics will be a privately held company and its common stock will no longer be listed on The Nasdaq Stock Exchange.

Additional Information About This Transaction and Where to Find It

In connection with the proposed transaction, Surmodics plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Surmodics will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed transaction. These documents will contain important information about Surmodics and the proposed transaction, and investors should carefully read the proxy statement and any other relevant documents that Surmodics files with the SEC when they become available before making any voting decision. The proxy statement, any other relevant documents, and all other materials filed with the SEC concerning Surmodics will be available free of charge via the SEC’s website (https://www.sec.gov/edgar/searchedgar/companysearch) and the Surmodics website (https://surmodics.gcs-web.com/sec-filings). In addition, the proxy statement and other documents may be obtained free of charge by directing a request to Surmodics, Inc., Investor Relations, 9924 West 74th Street Eden Prairie, MN, 55344.

Advisors

Jefferies LLC served as financial advisor to Surmodics and Faegre Drinker Biddle & Reath LLP provided legal counsel. Kirkland & Ellis LLP and Cleary Gottlieb Steen & Hamilton LLP provided legal counsel and Goldman Sachs & Co. LLC served as financial advisor to GTCR.

No Offer or Solicitation; Participants in the Solicitation

This communication does not constitute a solicitation of proxy, an offer to purchase, or a solicitation of an offer to sell any securities. Surmodics, its directors and executive officers are, and certain employees may be, deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed transaction. Information regarding the names of such persons and their respective interests in the proposed transaction, by securities holdings or otherwise, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in Surmodics’ Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the SEC on November 22, 2023, and the definitive proxy statement for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on December 18, 2023. To the extent Surmodics’ directors and executive officers or their holdings of Surmodics securities have changed from the amounts disclosed in those filings, to Surmodics’ knowledge, such changes have been reflected on initial statements of beneficial ownership on Form 3 or statements of change in ownership on Form 4 on file with the SEC. These are (or, when filed, will be) available free of charge via the SEC’s website (https://www.sec.gov/edgar/searchedgar/companysearch) and the Surmodics website (https://surmodics.gcs-web.com/sec-filings).

Safe Harbor for Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the proposed transaction, including the risks that (a) the proposed transaction may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the merger agreement, (c) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott-Rodino Act, (d) other conditions to the consummation of the proposed transaction under the merger agreement may not be satisfied, (e) all or part of GTCR’s financing may not become available, and (f) the significant limitations on remedies contained in the merger agreement may limit or entirely prevent Surmodics from specifically enforcing GTCR’s obligations under the merger agreement or recovering damages for any breach by GTCR; (2) the effects that any termination of the merger agreement may have on Surmodics or its business, including the risks that (a) Surmodics’ stock price may decline significantly if the proposed transaction is not completed, or (b) the merger agreement may be terminated in circumstances requiring Surmodics to pay GTCR a termination fee of $20,380,000; (3) the effects that the announcement or pendency of the proposed transaction may have on Surmodics and its business, including the risks that as a result (a) Surmodics’ business, operating results or stock price may suffer, (b) Surmodics’ current plans and operations may be disrupted, (c) Surmodics’ ability to retain or recruit key employees may be adversely affected, (d) Surmodics’ business relationships (including, customers, franchisees and suppliers) may be adversely affected, or (e) Surmodics’ management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Surmodics’ ability to operate its business, return capital to shareholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the proposed transaction and instituted against Surmodics and others; (6) the risk that the proposed transaction and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Surmodics’ Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the SEC on November 22, 2023, as updated or supplemented by subsequent reports that Surmodics has filed or files with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither GTCR nor Surmodics assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

About Surmodics, Inc.

Surmodics, Inc. is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics also develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of the company’s expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. The company’s mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

About GTCR

Founded in 1980, GTCR is a leading private equity firm that pioneered The Leaders Strategy™ – finding and partnering with management leaders in core domains to identify, acquire and build market-leading companies through organic growth and strategic acquisitions. GTCR is focused on investing in transformative growth in companies in the Business & Consumer Services, Financial Services & Technology, Healthcare and Technology, Media & Telecommunications sectors. Since its inception, GTCR has invested more than $25 billion in over 280 companies, and the firm currently manages $40 billion in equity capital. GTCR is based in Chicago with offices in New York and West Palm Beach. For more information, please visit www.gtcr.com.

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Surmodics Investor Inquiries:

Jack Powell, Investor Relations

ir@surmodics.com

GTCR Media Contact:

Andrew Johnson, Chief Marketing & Communications Officer

andrew.johnson@gtcr.com